BURCON NUTRASCIENCE CORPORATION

Notice of Annual and Special Meeting of Shareholders
to be held on September 6, 2018

Management Proxy Circular

MANAGEMENT CONTRACTS	41
REQUESTING DOCUMENTATION	41
DIRECTORS' APPROVAL	41
SCHEDULE "A"	A
BOARD OF DIRECTORS' MANDATE	A
SCHEDULE "B"	B
CODE OF BUSINESS ETHICS AND CONDUCT	B

BURCON NUTRASCIENCE CORPORATION
1946 West Broadway
Vancouver, British Columbia V6J 1Z2
Telephone: (604) 733-0896
Facsimile: (604) 733-8821

LETTER TO SHAREHOLDERS

July 19, 2018

Dear Fellow Shareholders,

Interest in plant-based protein ingredients has risen markedly over the past few years and we expect this upward trend to continue, with double digit growth in the plant-based food and beverage categories. As consumers increasingly seek out clean-label products, formulators are now targeting a sub-category of the market with foods that are “free-from” dairy, soy, gluten, GMO and other allergens. Product launches with claims such as dairy-free, soy-free, gluten-free are well-received by consumers and continue to gain market share in the health and wellness food space. Burcon’s unique plant-based protein ingredients, particularly its Peazazz® pea protein and canola proteins, fit perfectly within this health trend and we are taking steps to capitalize on this timely opportunity.

During the past year, Burcon bolstered its intellectual property portfolio by adding four new patents. Burcon was granted three U.S patents covering technologies to produce CLARISOY® and an important U.S. patent, covering technology to produce its Peazazz® pea protein. Our new Peazazz® patent represents the first patent to be granted for Burcon’s pea technology by the U.S. Patent and Trademark Office (the “USPTO”) and confirms that our approach is unique, distinct and defensible. In addition, Burcon received a notice of allowance from the USPTO for another patent covering the production of Peazazz® pea protein. Burcon has a number of additional pea protein patent applications and we are confident that, in due course, we will be granted additional patents associated with these applications.

During the year, Burcon completed a rights offering for gross proceeds of $3.5 million and net proceeds of $3.4 million. The proceeds allowed Burcon to: conduct engineering work as part of the due diligence process for partnering discussions; produce significant quantities of Peazazz® samples in support of analytical work conducted by potential commercialization partners; as well as to supply samples to potential customers who have expressed interest in testing Peazazz®; and to continue to maintain and expand our intellectual property portfolio.

Burcon’s focus during fiscal 2018 was on advancing discussions with potential partners and further developing the market to commercialize its Peazazz® pea protein technologies. Over the course of the year, discussions with a select group of potential partners progressed to a point where many of the key due diligence tasks, including application testing, production logistics, project economics and market analyses, have all been completed. Burcon’s scientific team in Winnipeg continues to support these ongoing discussions as well as providing significant product samples to major food and beverage companies who have expressed an interest in using Peazazz® in their products.

During fiscal 2018, Burcon’s CLARISOY® soy protein license partner, Archer Daniels Midland Company (“ADM”) has been actively engaged with several existing CLARISOY® customers, as well as numerous potential CLARISOY® customers. During the year, ADM launched a new CLARISOY® marketing campaign focusing on CLARISOY®‘s capability as an economical, high-quality plant-based dairy alternative that provides greater cost stability and comparable nutrition. At the 2017 Institute of Food Technologists Food Expo held in June 2017, ADM demonstrated two vegan products, Plant Power Frappe and Bourbon Barrel Coffee Creamer, containing CLARISOY® as the key protein ingredient. CLARISOY® is being positioned by ADM as the premier soy protein isolate for dairy protein replacement. We are pleased with ADM’s new positioning for CLARISOY® and we are encouraged by the new marketing and sales direction they have undertaken.

We have identified opportunities to leverage our extensive experience in phytochemical extraction technologies to develop technologies for the production of highly-purified cannabis-derived compounds. To that end, as announced, Burcon applied for a dealer’s license from Health Canada’s Office of Controlled Substances to begin our research.

Despite CLARISOY® sales being slow to ramp up, we continue to be encouraged by ADM’s marketing efforts for CLARISOY® and are confident that ADM may secure sales contracts for CLARISOY® in the near term. Our goal for the coming year remains the same: to secure a partnership to commercialize our Peazazz® and canola technologies. The market for plant-based protein ingredients have never been more in-demand. Expressions of interest from multi-national ingredient companies confirm that we have unique and desirable protein ingredients that consumers will love.

In closing, I would like to sincerely thank my fellow shareholders for their patience, loyal support and belief in our company. We fully expect ADM’s CLARISOY® to make inroads in the plant-protein marketplace in the coming year and Burcon will be focused on bringing its unique pea and canola proteins to market through a first commercial production facility. Lastly, I thank the Burcon team for their dedication and commitment to our vision and look forward to new accomplishments in the coming year.

Yours truly,

"Allan Yap"

Allan Yap

Chairman and Chief Executive Officer

BURCON NUTRASCIENCE CORPORATION
1946 West Broadway
Vancouver, British Columbia V6J 1Z2
Telephone: (604) 733-0896
Facsimile: (604) 733-8821

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

TO OUR SHAREHOLDERS:

Burcon NutraScience Corporation's (the "Corporation" or "Burcon") Annual and Special Meeting (the "Meeting") will be held on September 6, 2018, at 10:00 a.m. (Vancouver time) in the Strategy Room, Room 320 at The Morris J. Wosk Centre for Dialogue, 580 West Hastings Street, Vancouver, British Columbia, V6B 1L6, for the following purposes:

a)	to receive the report of the directors;

b)	to receive the audited consolidated financial statements of the Corporation for the fiscal year ended March 31, 2018, together with the report of the auditors thereon;

c)	to elect directors for the ensuing year;

d)	to appoint auditors and to authorize the directors to fix their remuneration;

e)

to consider, and, if thought advisable, to pass an ordinary resolution to approve the issuance of certain compensation warrants to Allan Yap as more particularly set out in the attached Management Proxy Circular;

f)	to transact such other business as may properly come before the Meeting or any adjournment of the Meeting; and

g)	to consider any amendment to or variation of any matter identified in this Notice.

Our Management Proxy Circular and form of proxy accompany this Notice. The Management Proxy Circular contains details of matters to be considered at the Meeting.

If you are unable to attend the Meeting in person and wish to ensure that your shares will be voted at the Meeting, you must complete, date, execute and deliver the accompanying form of proxy by fax at 1-866-249-7775 (within North America) or (416) 263-9524 (outside North America), by hand or by mail to Computershare Investor Services Inc. at Proxy Dept., 100 University Avenue, 8th Floor, Toronto, Ontario, M5J 2Y1, in accordance with the instructions set out in the form of proxy and in the Management Proxy Circular.

- i -

If you plan to attend the Meeting you must follow the instructions set out in the form of proxy and in the Management Proxy Circular to ensure that your shares will be voted at the Meeting.

DATED at Vancouver, British Columbia on July 19, 2018.

BY ORDER OF THE BOARD OF DIRECTORS

"Johann F. Tergesen"

Johann F. Tergesen

President and Chief Operating Officer

- ii -

BURCON NUTRASCIENCE CORPORATION

1946 West Broadway
Vancouver, British Columbia V6J 1Z2
Telephone: (604) 733-0896
Facsimile: (604) 733-8821

MANAGEMENT PROXY CIRCULAR

as at July 19, 2018

The board of directors (the "Board") of Burcon NutraScience Corporation (the "Corporation") is delivering this management proxy circular (the "Management Proxy Circular") to you in connection with the solicitation of proxies for use at the annual and special meeting of its shareholders (the "Meeting") to be held on September 6, 2018 at the time and place and for the purposes set forth in the accompanying Notice of Meeting. In this Management Proxy Circular, unless the context otherwise requires, all references to "Burcon NutraScience Corporation", "Burcon", "we", "us" and "our" refer to Burcon NutraScience Corporation.

GENERAL PROXY INFORMATION

Who Can Vote

Burcon is authorized to issue an unlimited number of common shares ("Common Shares") without nominal or par value. As of July 19, 2018, we had outstanding 43,941,536 Common Shares. Persons who on July 19, 2018 are recorded on our share register as holders of our Common Shares can vote at the Meeting. Each Common Share has the right to one vote.

To the knowledge of our directors and officers, as of July 19, 2018, the only person or corporation who beneficially owns, directly or indirectly, or exercises control or direction over, Common Shares carrying 10% or more of the voting rights attached to all outstanding Common Shares of Burcon is:

	Number of Shares Held	Percentage of Voting Shares
PT International Development Corporation Limited (formerly ITC Corporation Limited) ("PT International") (a Bermuda Company)	9,866,568*	22.45%

1

Note:

*
7,225,510 of these shares are held by Large Scale Investments Limited and 2,641,058 of these shares are held by Great Intelligence Limited, both of which are British Virgin Islands companies and direct wholly-owned subsidiaries of PT International (web site: www.ptcorp.com.hk), a company whose shares are listed on The Stock Exchange of Hong Kong Limited.

Obtaining a Paper Copy of Management Proxy Circular and Financial Statements

In lieu of mailing the Notice of Meeting, Management Proxy Circular and our audited financial statements and management's discussion and analysis for the year ended March 31, 2018, the Corporation is using notice-and-access to provide an electronic copy of these documents to registered shareholders and beneficial shareholders of the Corporation's Common Shares by posting them on www.burcon.ca and on the Corporation's profile on www.SEDAR.com.

If you wish to obtain a paper copy of these documents or for more information regarding notice-and-access, you may call us toll free at 1-888-408-7960 from Canada or the United States or 604-408-7960 if you are calling from another country. You must call to request a paper copy by August 15, 2018 in order to receive a paper copy prior to the deadline for submission of your voting instructions or form of proxy. If your request is received on or after the date of the Meeting, then the documents will be sent to you within ten calendar days of your request. Burcon will provide a paper copy of the documents to any registered or beneficial shareholder upon request for a period of one year following the date of the filing of this Management Proxy Circular on www.SEDAR.com.

If you are a registered shareholder and have standing instructions to receive paper copies of these documents and would like to revoke them, you may call us toll free at 1-888-408-7960 from Canada or the United States or 604-408-7960 if you are calling from another country.

How You Can Vote

If you are a registered shareholder (i.e., your Common Shares are held in your name) you may vote your Common Shares either by attending the Meeting in person or, if you do not plan to attend the Meeting, by completing the accompanying form of proxy and following the delivery instructions contained in it and this Management Proxy Circular.

If you are a beneficial shareholder (i.e., your Common Shares are held in "street name" because they are registered in the name of a stockbroker or financial intermediary), you must follow the instructions on the voting instruction form ("VIF"), which is similar to a form of proxy, but is provided to you by your stock broker or financial intermediary. If you do not follow the special procedures described by your broker or financial intermediary, you will not be entitled to vote. If you are unsure as to how to follow these procedures, please contact your stockbroker.

Should a Beneficial Shareholder who receives a VIF wish to attend the Meeting or have someone else attend on his or her behalf, the beneficial shareholder must complete, sign and return the VIF in accordance with the instructions provided therein. If you do not follow the special procedures described by your stockbroker or financial intermediary, you will not be entitled to attend the Meeting or have someone else attend on your behalf.

Distribution of Meeting Materials to Beneficial Shareholders

The Corporation has distributed copies of the notice-and-access notice and VIF to the depositories and intermediaries for onward distribution to beneficial shareholders. In addition, the notice-and-access notice and VIF may have been sent directly by the Corporation or its agent, rather than through an intermediary, to non-objecting beneficial owners under National Instrument 54-101 - Communication with Beneficial Owners of Securities of a Reporting Issuer (“NI 54-101”). Beneficial shareholders who have previously provided standing instructions will receive a paper copy of the Notice of Meeting, Management Proxy Circular, financial statements and related management discussion and analysis. If you are a non-objecting beneficial shareholder and the Corporation or its agent has sent these materials directly to you, your name and address and information about your holdings and securities have been obtained in accordance with the requirements of NI 54-101 from the intermediary holding on your behalf. All costs of deliveries to beneficial shareholders will be borne by Burcon.

Solicitation of Proxies

The solicitation of proxies will be primarily by mail, but proxies may be solicited personally or by telephone by directors, officers and regular employees of Burcon. All costs of this solicitation will be borne by Burcon.

Appointment and Revocation of Proxies

Registered Shareholders

The individuals named in the accompanying form of proxy are the President and Chief Operating Officer of Burcon and the Senior Vice President, Legal and Corporate Secretary of Burcon. You may also appoint some other person, who need not be a shareholder, to represent you at the Meeting by inserting such other person's name in the blank space provided in the form of proxy. A proxy will not be valid unless the completed, signed and dated form of proxy is delivered to Computershare Investor Services Inc. by fax at 1-866-249-7775 (within North America) or (416) 263-9524 (outside North America), by mail or by hand at its office at Proxy Dept., 100 University Avenue, 8th Floor, Toronto, Ontario, M5J 2Y1 not less than 48 hours (exclusive of non-business days) before the Meeting or any adjournment thereof at which the proxy is to be used.

A registered shareholder may revoke a proxy by

(a)	providing a written notice of revocation to Computershare Investor Services Inc. by fax at 1-866-249-7775 (within North America) or (416) 263-9524 (outside North America), by mail or by hand at its office at Proxy Dept., 100 University Avenue, 8th Floor, Toronto, Ontario, M5J 2Y1 at any time up to and including the last business day that precedes the day of the Meeting or, if the Meeting is adjourned, that precedes the reconvening thereof,

(b)	providing a written notice of revocation to Burcon at its head office which is located at 1946 West Broadway, Vancouver, British Columbia, V6J 1Z2 at any time up to and including the last business day that precedes the day of the Meeting or, if the Meeting is adjourned, that precedes the reconvening thereof,

(c)	providing a written notice of revocation to the Chairman of the Meeting on the day of the Meeting and before any vote in respect of which the proxy to be used is taken that you are revoking your proxy and voting in person at the Meeting, or

(d)	any other manner provided by law.

Your revocation of a proxy will not affect a matter on which any vote has already been taken.

Beneficial Shareholders

If you are a beneficial shareholder and wish to revoke your VIF, you should contact you stock broker or financial intermediary directly.

Exercise of Discretion

The nominees named in the accompanying form of proxy will vote or withhold from voting the Common Shares represented by the proxy in accordance with your instructions on any ballot that may be called for and if you specify a choice with respect to any matter to be acted upon, the Common Shares will be voted accordingly. The proxy grants the nominees the discretion to vote on

(a)	each matter or group of matters identified in the proxy where you do not specify how you want to vote, except for the election of directors and the appointment of auditors,

(b)	any amendment to or variation of any matter identified in the proxy, and

(c)	any other matter that properly comes before the Meeting.

If on a particular matter to be voted on, you do not specify in your proxy the manner in which you want to vote, your Common Shares will be voted as recommended by management.

As of the date of this Management Proxy Circular, we know of no amendment, variation or other matter that may come before the Meeting, but if any amendment, variation or other matter properly comes before the Meeting each proxyholder named in the proxy can vote in accordance with their discretion.

Votes Necessary to Pass Resolutions

Burcon's by-laws provide that a quorum for the transaction of business at any shareholders' meeting is two persons present in person or by proxy representing 5% of the outstanding Common Shares entitled to vote at the Meeting. A simple majority of affirmative votes cast at the Meeting is required to pass the resolutions other than the election of directors and appointment of auditor. If there are more nominees for election as directors or appointment as Burcon's auditor than there are vacancies to fill, those nominees receiving the greatest number of votes will be elected or appointed, as the case may be, until all such vacancies have been filled. If the number of nominees for election or appointment is equal to the number of vacancies to be filled all such nominees will be declared elected or appointed by acclamation

Majority Voting for Directors

The Board has adopted a majority voting policy for the election of directors. Pursuant to this policy, any nominee proposed for election as a director in an uncontested election who receives, from the shares voted at the meeting in person or by proxy, a greater number of shares withheld than shares voted in favour of his or her election, must promptly tender his or her resignation to the board of directors of the Corporation. The Board will promptly accept the resignation unless it is determined that there are extraordinary circumstances relating to the composition of the board or the voting results that should delay the acceptance of the resignation or justify rejecting it. The Board will make its decision and reasons available to the public within 90 days of the annual meeting.

MATTERS TO BE ACTED UPON AT THE MEETING

Election of Directors

Burcon's Articles of Incorporation provide that the Board is to be comprised of a minimum of three directors and a maximum of ten directors. The number of directors is fixed by the Board, and has been fixed at seven for the ensuing year. The term of office of each of the present directors expires at the conclusion of the Meeting. The persons named below will be presented for election at the Meeting as management's nominees and the persons named in the accompanying form of proxy intend to vote for the election of these nominees. Management does not contemplate that any of these nominees will be unable to serve as a director; however, if for any reason any proposed nominee does not stand for election or is unable to serve as such, proxies in favour of management's designees will be voted for another nominee in its discretion unless the shareholder has specified in his proxy that his or her Common Shares are to be withheld from voting on the election of directors. Each director elected will hold office until the conclusion of the next annual meeting of shareholders of Burcon or until his or her successor is elected or appointed, unless his or her office is earlier vacated in accordance with our by-laws or with the provisions of the Business Corporations Act (Yukon).

The following table sets out the names of the nominees for election as directors, the province and/or country in which each is ordinarily resident, all offices of Burcon now held by each of them, their principal occupations, the period of time for which each has been a director of Burcon, and the number of Common Shares of Burcon beneficially owned by each, directly or indirectly, or over which control or direction is exercised, as at July 19, 2018. A biography of each director, which includes a five year history of employment, follows under "Biographies of Directors".

Name, Position and Country of Residence(1)	Principal Occupation During the Previous Five Years(1)	Period as a Director of the Corporation	Common Shares Held(1)
Allan Yap, Chairman of the Board, Chief Executive Officer and Director, Hong Kong, China	Chairman and Chief Executive Officer of Burcon	Since November 3, 1998	1,566,719
Rosanna Chau, Director, Hong Kong, China	Director of certain subsidiaries of PT International Development Corporation Limited (“PT International”) (formerly known as ITC Corporation Limited) (investment holding); Deputy Chairman and Executive Director of PT International until December 28, 2017	Since November 3, 1998	560,532
David Lorne John Tyrrell, Director, Alberta, Canada	Director, Li Ka Shing Institute of Virology & Distinguished University Professor, University of Alberta since April 2010; Glaxo SmithKline Chair in Virology, Department of Medical Microbiology and Immunology, University of Alberta since 2004; Chief Scientific Officer of KMT (biotechnology company in Edmonton) from 2004 to 2017; Professor of Medical Microbiology & Immunology, University of Alberta since 1982	Since December 1, 2009	78,531(2)
Alan Chan, Director, Hong Kong, China	Executive director of ITC Properties Group Ltd. ("ITC Properties") (property development and investment) since March 2010; Executive Director of PT International (formerly ITC Corporation Limited) (investment holding) from March 2009 to March 2017; Alternate (non-executive) director to Dr. Chan Kwok Keung, Charles of PYI Corporation Limited (“PYI”) from July 2010 to September 2014; Executive director of PYI from November 2011 to July 2016; Non-executive director of PYI from July 2016 to April 2017	Since April 20, 2010	NIL
J. Douglas Gilpin, Director, Alberta, Canada	Consultant, providing corporate governance, corporate director and business advisory services	Since September 1, 2011	NIL
Peter H. Kappel Director, British Columbia, Canada	Corporate Director	Since January 28, 2016	166,591(3)

Name, Position and Country of Residence(1)	Principal Occupation During the Previous Five Years(1)	Period as a Director of the Corporation	Common Shares Held(1)
David Ju Director, British Columbia, Canada	Real Estate Investment and Development	Since December 21, 2017	NIL

(1)	The information as to province, country of residence, principal occupation, and Common Shares beneficially owned has been furnished by the respective nominees.
(2)	1,918 of these Common Shares are held by Kathleen Tyrrell (daughter) and 3,193 of these Common Shares are held by spouse, Lee Ann Tyrrell.
(3)	10,292 of these Common Shares are held by Philip Kappel (son) and 31,246 of these Common Shares are held by Stefanie Kappel (spouse).

Biographies of Directors

Allan Yap – Director, Chairman and Chief Executive Officer

Dr. Yap has over 30 years of experience in finance, investment and banking and holds an Honorary degree of Doctor of Laws. Dr. Yap is an executive director and chairman of Master Glory Group Ltd. (formerly Hanny Holdings Limited) and Rosedale Hotel Holdings Limited , both of which are companies whose shares are listed on the main board of The Stock Exchange of Hong Kong Limited. He is the chairman and chief executive officer of China Enterprises Limited, a company whose shares are traded on the OTC Market in the United States of America. He is also the executive chairman of Hanwell Holdings Limited and Tat Seng Packaging Group Ltd., both of which are companies whose shares are listed on the Singapore Exchange Limited.

Rosanna Chau – Director

Ms. Chau has over 37 years of experience in international corporate management, strategic investments and finance. Throughout her career, she has served on the board of directors of twelve publicly-listed companies spanning multiple industries, including property, hotel, bio-tech, construction and building materials, pharmaceuticals, entertainment, and consumer electronics products, and geographical locations, including Hong Kong, Mainland China, Macau, the United States, Canada, Singapore, Australia and Europe. Ms. Chau holds a Bachelor's Degree in Commerce at the University of Alberta and a Master's Degree in Commerce at the University of New South Wales and has been awarded the Certificate in Traditional Chinese Medicine: A Way to Health at the Chinese University of Hong Kong. She has professional accounting qualifications and experience in different jurisdictions and is a fellow member of the Hong Kong Institute of Certified Public Accountants and the CPA Australia and a member of the Chartered Professional Accountants of British Columbia.

David Lorne John Tyrrell – Director

D. Lorne Tyrrell is the Glaxo SmithKline Chair in Virology in the Department of Medical Microbiology and Immunology at the University of Alberta. Since 1986, he has focused his research on viral hepatitis. Supported by the Canadian Institute of Health Research and Glaxo Canada, Dr. Tyrrell's work on the development of antiviral therapy resulted in the licensing of the first oral antiviral agent to treat chronic hepatitis B infection – lamivudine - in 1998. Dr. Tyrrell holds more than 50 international patents for his studies on viral hepatitis. Dr. Tyrrell was Dean of the Faculty of Medicine and Dentistry from 1994 – 2004 at the University of Alberta and is currently the Chair of the Board of Directors of the Gairdner Foundation. The Canada Gairdner International Awards recognizes excellence in medical science research globally. Dr. Tyrrell has received numerous prestigious awards including the Gold Medal of the Canadian Liver Foundation (2000), the FNG Starr Award of the Canadian Medical Association (2004), the Principal Award of the Manning Awards Foundation (2005) and the Queen Elizabeth II Diamond Jubilee Medal (2012). Dr. Tyrrell was appointed Officer of the Order of Canada in 2002. In April 2010, Dr. Tyrrell was appointed as the inaugural director of the Li Ka Shing Institute of Virology at the University of Alberta. On April 28, 2011, Dr. Tyrrell was inducted to the Canadian Medical Hall of Fame. In 2015, he was awarded the Canada Council for the Arts Killam Prize in Health Sciences.

Alan Chan – Director

Mr. Chan is an executive director of ITC Properties Group Limited (“ITC Properties”). At ITC Properties, Mr. Chan is involved with the investment and development of commercial, hospitality and residential projects across Asia. In addition, he is the lead in developing new policies for green and sustainable practices throughout the group. Mr. Chan is also currently an advisor to BEE Inc. (Bisagni Environmental Enterprise). Prior to joining ITC Properties, Mr. Chan worked in the Investment Banking Division of Goldman Sachs Group with a focus on capital raising, mergers & acquisitions and strategic advisory for financial institutions in Greater China and Southeast Asia. Mr. Chan is a graduate of Duke University majoring in Political Science - International Relations and minoring in Philosophy and Economics.

J. Douglas Gilpin – Director

Douglas Gilpin, FCA, FCPA, ICD.D., retired from the partnership of KPMG LLP in 1999. In 2008, Mr. Gilpin received a Life Service Award from The Institute of Chartered Accountants of Alberta in recognition of 40 years experience in delivering professional services to business and the community. During his 18 years tenure as a partner in Advisory Services at KPMG he served as an audit engagement partner. He was a member of the KPMG's National Quality Assurance, the National Financial Institutions and Insurance Groups and he was the Quality Assurance Partner for the Edmonton office for 10 years. Mr. Gilpin has consulted on corporate governance, including compliance with the Sarbanes Oxley Act 404 and National Instrument 52-109 reporting for issuers listed on the Toronto Stock Exchange (the "TSX"). Mr. Gilpin has served as a director of Canada Health Infoway ("CHI"), Afexa Life Sciences Inc. ("Afexa"), Alberta Innovates (formerly Alberta Innovates Technology Futures) (“AITF”) and the board of the Health Quality Council of Alberta (“HQCA”). He was the chair of the governance committee and a member of the audit committee of CHI, and was the Chair of the audit committee AITF and HQCA. He currently is a director and chair of the audit committee of The Institute of Health Economics. Mr. Gilpin is executive chair of The Inspections Group Inc., a privately owned company that performs safety code inspection services, building, plumbing and gas and electrical inspections in compliance with the Safe Codes Act of Alberta. Mr. Gilpin is a member of the Institute of Corporate Directors and received his ICD.D designation from the Institute in 2011. Mr. Gilpin was elected a Fellow of the Institute of Chartered Accountants of Alberta in 2012.

Peter H. Kappel – Director

Mr. Kappel is a former investment banker who now manages a private investment portfolio. A former chartered accountant with KPMG in Vancouver and Frankfurt, he made the transition to investment banking with JP Morgan (New York/Frankfurt) after business school. He also served in senior roles at Nomura, Dresdner Kleinwort Wasserstein, Calyon and DVB Bank in London. In the latter three, he was the Managing Director in charge of their respective European Securitisation businesses. He was responsible for many ground breaking transactions, a regular speaker at ABS conferences and a founding and former executive committee member of the European Securitisation Forum of the Bond Market Association. He holds an MBA from the Institut Européen d’Administration des Affaires (“INSEAD”), a Bachelor of Arts (Honours) degree in Economics from the University of Victoria and received his Chartered Accountant designation through the Institute of Chartered Accountants of British Columbia. Mr. Kappel is on the Board of Partnerships British Columbia, where he serves as Audit Committee Chair.

David Ju – Director

Mr. Ju is a Vice President of Concord Pacific Group, a Canadian multi-industry investment group with a diverse portfolio of businesses in Canada, the United Kingdom and Hong Kong. Mr. Ju has extensive experience in financial services and large-scale real estate development projects in both the United States and Canada. A Chartered Accountant by training, Mr. Ju was a former member of PricewaterhouseCoopers in Vancouver and New York, where he consulted on transactions, and advised on corporate governance and assurance matters, including compliance with the Sarbanes Oxley Act 404 for clients listed on both the Toronto Stock Exchange as well as the New York Stock Exchange. Mr. Ju holds a Bachelor’s Degree in Business Administration from Simon Fraser University and is a member of the Chartered Professional Accountants of British Columbia.

Board Committees

Burcon does not have an executive committee of its directors. Burcon has an audit committee, a corporate governance committee and a nominating and compensation committee. The members of the audit committee are J. Douglas Gilpin, David Ju and Peter H. Kappel. The members of the corporate governance committee are J. Douglas Gilpin, Peter Kappel and Lorne Tyrrell. The members of the nominating and compensation committee are David Ju, Peter H. Kappel and Lorne Tyrrell. Matthew Hall served on the nominating and compensation committee and the corporate governance committee until his resignation on December 8, 2017. Mr. Ju was appointed as member of the audit committee and the nominating and compensation committee on January 3, 2018. On the same day, Dr. Tyrrell was appointed as a member of the nominating and compensation committee and Mr. Kappel was appointed as a member of the corporate governance committee. During the fiscal year 2018, Dr. Tyrrell served on the audit committee until January 3, 2018 and Mr. Gilpin served on the nominating and compensation committee until January 3, 2018.

Cease Trade Orders, Bankruptcies, Penalties or Sanctions

Other than as set out below, none of the persons nominated for election as a director:

(a)

is, as at the date of this Management Proxy Circular, or has been within 10 years before the date of this Management Proxy Circular, a director or chief executive officer or chief financial officer of any company (including Burcon) that:

	(a)	was subject to an order that was issued while the proposed director was acting in the capacity as director, chief executive officer or chief financial officer; or

(b)

was subject to an order that was issued after the proposed director ceased to be a director, chief executive officer, or chief financial officer, and which resulted from an event that occurred while that person was acting in the capacity as a director, chief executive officer, or chief financial officer;

(b)

is at the date hereof, or has been within 10 years before the date of this Management Proxy Circular, a director or executive officer of any company (including Burcon) that while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets;

(c)

has, within the 10 years before this Management Proxy Circular become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the proposed director;

(d)

has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(e)	has been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

Ms. Rosanna Chau was the Deputy Chairman and Executive Director of PT International (formerly ITC Corporation Limited (“ITC”)), a company whose shares are listed on The Stock Exchange of Hong Kong Limited, up to December 28, 2017. On November 15, 2005 the Securities and Futures Commission (the "SFC") of Hong Kong criticized the board of directors of ITC for breaching Rule 21.3 of the Code on Takeovers and Mergers (the "Takeovers Code") in respect of the dealing in the securities of Hanny Holdings Limited (“Hanny”), (now known as Master Glory Group Limited) by ITC during an offer period without the consent of the Executive Director of the Corporate Finance Division of the SFC. Rule 21.3 of the Takeovers Code restricts share dealings and transactions by an offeror and parties acting in concert with it during securities exchange offers. Hanny was involved in a securities exchange offer announced in April 2005. Since ITC held over 20% of the shares of Hanny, it was presumed to be acting in concert with Hanny under the Takeovers Code. Ms. Rosanna Chau was a director of ITC at that time.

Mr. J. Douglas Gilpin was a director of ViRexx Medical Corp. ("ViRexx") until his resignation from the board of directors of ViRexx on September 14, 2008. On November 18, 2008, trading in ViRexx shares was suspended by the Alberta Securities Commission for failure to file interim unaudited financial statements, interim management discussion and analysis, and certification of interim filings for the interim period ended September 30, 2008. Similar cease trade orders were issued by the securities regulatory authorities of British Columbia, Ontario and Quebec. On November 21, 2008, ViRexx announced that on October 16, 2008, ViRexx filed a Notice of Intention to make a proposal to its creditors pursuant to the Bankruptcy and Insolvency Act (Canada). On December 11, 2008, ViRexx announced the granting of a court order to reorganize ViRexx and to approve the proposal in the proposal proceedings under the Bankruptcy and Insolvency Act (Canada) and the Business Corporations Act (Alberta). On December 23, 2008, ViRexx announced that in accordance with the order for reorganization in such proposal proceedings, Paladin Labs Inc. had become the sole shareholder of ViRexx and that ViRexx would be taking steps necessary to cease being a reporting issuer in Canada and the United States.

Appointment of Auditors

PricewaterhouseCoopers LLP, Chartered Professional Accountants ("PwC"), of Suite 700, 250 Howe Street, Vancouver, B.C., V6C 3S7 will be nominated at the Meeting for reappointment as auditor of Burcon at a remuneration to be fixed by the directors. PwC has been Burcon's auditor since March l, 2001.

Approval of Warrants Issued to Allan Yap

On January 5, 2018, Burcon announced that it was offering rights to holders of its Common Shares of record at the close of business on January 16, 2018 (the "Rights Offering"). A maximum of 9,456,793 Common Shares were issuable pursuant to the Rights Offering, representing approximately 25% of the then issued and outstanding Common Shares. On February 14, 2018, Burcon announced that it had completed the Rights Offering. The Rights Offering was not fully subscribed and Burcon issued 6,114,361 Common Shares at a price of $0.57 per Common Share for aggregate gross proceeds to Burcon of $3,485,186.

In connection with the Rights Offering, on January 5, 2018, Burcon entered into a standby commitment agreement (the "Standby Commitment Agreement") pursuant to which Allan Yap, Chairman and Chief Executive Officer of the Corporation is a party. Pursuant to the Standby Commitment Agreement, subject to certain conditions, Allan Yap agreed to purchase from Burcon such number of Common Shares that were available to be purchased, but not otherwise subscribed for, that would result in a minimum of 4,728,397 Common Shares being issued under the Rights Offering. As the total number of common shares subscribed for under the Rights Offering exceeded the number of common shares guaranteed by Allan Yap, Mr. Yap was not required to fulfill his obligations under the Standby Commitment.

As compensation for providing the Standby Commitment, Allan Yap is entitled to receive non-transferrable Common Share purchase warrants (the "Standby Warrants") entitling Mr. Yap to acquire up to 1,182,099 Common Shares, representing 2.7% of the outstanding Common Shares as of the date hereof. The exercise price under the Standby Warrants is $0.69 per Common Share. The Standby Warrants will expire two years after the closing of the rights offering, being February 13, 2020.

In accordance with requirements of the TSX, the issuance of the Standby Warrants to Allan Yap was conditional upon the receipt of the approval of the Corporation's shareholders at the Meeting. As the issuance of the Standby Warrants as compensation for the Standby Commitment to Allan Yap, an insider of the Corporation, is considered a security-based compensation arrangement, the issuance of the Standby Warrants to Allan Yap must be approved by at least a simple majority of the votes cast by shareholders present in person or represented by proxy at the Meeting, with the votes attached to Common Shares held by Allan Yap and his respective affiliates and associates being excluded from such vote (the "Insider Approval").

Allan Yap will not be entitled to exercise the Standby Warrants until the Corporation obtains the Insider Approval. If the Corporation fails to obtain the Insider Approval, the Corporation will pay to Allan Yap a cash fee equal to $53,904 as compensation for the Standby Commitment.

Shareholders are being asked to consider, and if deemed appropriate, to approve, the following by ordinary resolution, with the votes attached to Common Shares held by Allan Yap and his respective affiliates and associates being excluded from such vote:

"BE IT RESOLVED AS AN ORDINARY RESOLUTION THAT:

1.

The issuance of the Standby Warrants as compensation for the Standby Commitment to Allan Yap, an insider of the Corporation, being a security- based compensation arrangement for the purposes of the TSX rules, be and is hereby authorized and approved.

2.

Any one director or officer is authorized and directed on behalf of the Corporation to perform all such acts, deeds and things and execute, under seal of the Corporation if applicable, all such documents, instruments, certificates and other writings as may be necessary or desirable to give effect to this resolution."

In order for this ordinary resolution to be passed, it requires the positive approval of a simple majority (greater than 50%) of the votes cast thereon at the Meeting, with the 1,566,719 votes attached to Common Shares held by Allan Yap and his respective affiliates and associates, representing 3.6% of the outstanding Common Shares as of the date hereof, being excluded from such vote. The directors of the Corporation believe the passing of the foregoing ordinary resolution is in the best interests of the Corporation and recommend that shareholders of the Corporation vote in favour of the resolution. The persons named as proxies in the enclosed Proxy intend to cast the votes represented by proxy in favour of the foregoing resolution unless the holder of Common Shares who has given such proxy has directed that the votes be otherwise cast.

SECURITIES AUTHORISED FOR ISSUANCE UNDER
EQUITY COMPENSATION PLANS

EQUITY COMPENSATION PLAN INFORMATION AS AT MARCH 31, 2018
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans [excluding securities reflected in column (a)] (c)
Equity compensation plans approved by Securityholders	3,595,549	4.32	798,604
Equity compensation plans not approved by Securityholders	Nil	N/A	Nil
Total	3,595,549	4.32	798,604

The numbers in the above chart are as at March 31, 2018. As at the date of this Management Proxy Circular, a total of 3,595,549 stock options are issued and outstanding under the Amended and Restated Plan (as defined below) representing 8.18% of our issued and outstanding capital. Of the total options outstanding, 2,868,221 options are granted to insiders representing 6.5% of our outstanding capital. Currently, 798,604 options are available for grant under the Amended and Restated Plan representing 1.82% of the issued and outstanding Common Shares as of the date hereof.

Burn Rate of the Amended and Restated Plan

The chart below sets out the burn rate of the Amended and Restated Plan for the three most recently completed fiscal years ended March 31, 2018, March 31, 2017 and March 31, 2016. The annual burn rate is expressed as a percentage by dividing the number options granted under the Amended and Restated Plan during the applicable fiscal year by the weighted average number of common shares outstanding for the applicable fiscal year.

Fiscal Year	Number Granted of Stock Options	Weighted Average Number of Common Shares	Stock Option Burn Rate
2018	452,000	38,614,504	1.17%
2017	476,832	36,493,763	1.31%
2016	614,954	35,581,414	1.73%

Description of the Amended and Restated Plan

At Burcon's annual and special meeting held on September 19, 2001, the shareholders of Burcon approved the terms of the 2001 Share Option Plan (the "Plan") under which directors, officers, employees, management company employees and consultants ("Service Providers") of Burcon may be granted options to acquire Common Shares of Burcon. The principal purpose of the Plan is to encourage equity participation in Burcon by its Service Providers so that they have an interest in preserving and maximizing shareholder value in the longer term while enabling Burcon to attract and retain individuals with experience and ability and reward individuals for current and expected future performance. The Plan had a fixed number of options that could be granted to Service Providers. The Plan was amended in 2003, 2004, 2007 and 2009 to increase the number of Common Shares issuable under the Plan. At Burcon's annual meeting on September 1, 2011, the shareholders of Burcon approved the amendment to the Plan to convert it from a fixed plan to a rolling plan (the "Amended and Restated Plan"). A rolling plan has a plan maximum expressed as a percentage of the total number of common shares outstanding on a non-diluted basis and all exercised, cancelled, expired or terminated options become available for future grant. The Amended and Restated Plan permits the issuance of that number of options up to a maximum of 10% of the issued and outstanding Common Shares of Burcon from time to time. As of the date hereof, Burcon has 43,941,536 Common Shares outstanding of which 10% is 4,394,153.

During the year ended March 31, 2013, the Board amended the Amended and Restated Plan to provide optionees with an alternative method to exercise stock options. An optionee may elect to exercise an option using the cashless method, whereby the optionee receives the number of shares the value of which is equal to the amount by which the fair market value of the Common Shares exceeds the option exercise price. The fair market value is determined by the weighted average trading price of the Common Shares during the five trading days preceding the date of exercise.

The TSX requires that rolling plans, such as the Amended and Restated Plan, be approved by a majority of directors and by shareholders every three years. The Amended and Restated Plan was re-approved on the first 3 year anniversary by directors and shareholders on July 24, 2014 and September 10, 2014, respectively. It was re-approved on the second three year anniversary by directors and shareholders on July 18, 2017 and September 7, 2017, respectively. The next three year anniversary of the approval of the Amended and Restated Plan is September 7, 2020.

The principal terms of the Amended and Restated Plan are summarized as follows:

The aggregate number of optioned shares that may be granted under the Amended and Restated Plan, shall not exceed 10% of the Common Shares then issued and outstanding on a non-diluted basis. Any increase in the issued and outstanding Common Shares will result in an increase in the number optionedshares available under the Amended and Restated Plan and any exercise, conversion, redemption, expiry, termination, cancellation or surrender of options granted will make additional optioned shares available under the Amended and Restated Plan;

The Board is responsible for the general administration of the Amended and Restated Plan and the proper execution of its provisions and its interpretation;

The Amended and Restated Plan contains limitations on option issuances. The limitations are unless disinterested shareholder approval is obtained: (a) insiders cannot be granted awards under the Amended and Restated Plan or any other security based compensation plan to purchase more than 10% of the listed Common Shares within any 12 month period; and (b) the aggregate number of outstanding awards granted to insiders under the Amended and Restated Plan or any other security based compensation plan may not exceed 10% of the listed Common Shares at any time. As of the date of this Management Proxy Circular the Corporation has no other security based compensation plans.

Other than in the case of an optionee's death, where options become exercisable by the deceased optionee's lawful personal representatives, heirs or executors, all options granted under the Amended and Restated Plan continue to be non-assignable and non-transferable, however, the Amended and estated Plan allows for a transfer to a Service Provider's registered retirement savings plan, registered retired income fund or tax- free savings account, or the equivalent thereof, established by or for the benefit of the optionee;

A Service Provider who is no longer employed by Burcon, except in the case of death, retirement or the participant becoming totally disabled, has up to the lesser of 30 days after ceasing to be a Service Provider, and the expiration of the term applicable to such option, to exercise their options;

In the case of an optionee's death, any vested option held on the date of death is exercisable by the optionee's lawful personal representatives, heirs or executors until the earlier of one year from death and the expiration of the option's term, while in the case where a Service Provider has retired, become totally disabled or died after ceasing to be a Service Provider, outstanding options whether vested or unvested can be exercised by the optionee, or if the optionee has died by their personal representatives, until the earlier of the option's expiry date and 90 days after the date of retiring, becoming totally disabled or death after ceasing to be a Service Provider;

The exercise price of the options will be set by the Board at the time the options are allocated but cannot be less than the price per Burcon's common share traded on the TSX as at the closing on the last trading day before the date that the options are granted;

The Board at their discretion has the power to determine the time, or times when options will be granted, vest and be exercisable and to determine when it is appropriate to accelerate when options otherwise subject to vesting may be exercised;

The term of an option will not exceed 10 years from the date of grant, however, if the expiry date of any vested option falls during or within nine business days of a black-out period or other trading restriction imposed by Burcon, then the option's expiry date shall be automatically extended for ten business days following the date of the relevant black-out period or other trading restriction being lifted, terminated or removed;

The Board has the ability to: (a) with shareholder approval by ordinary resolution make any amendment to any option commitment, option or the Amended or Restated Plan; and (b) without shareholder approval make any amendments: (i) of a clerical nature, (ii) to reflect regulatory requirements, (iii) to vesting provisions, (iv) to expiration dates as long as there is no extension past the original date of expiration, and (v) providing for a cashless exercise feature; and

The Amended and Restated Plan allows Burcon to satisfy its withholding obligations from any amount payable to a Service Provider that is an optionee as is required by law to be withheld or deducted upon an option exercise.

CORPORATE GOVERNANCE DISCLOSURE

Under National Instrument 58-101 – Disclosure of Corporate Governance Practices ("NI 58-101") Burcon is required to disclose its corporate governance practices in its Management Proxy Circular. National Policy 58-201 – Corporate Governance Guidelines ("NP 58-201") sets out corporate governance guidelines for public companies. The Board and management of Burcon believe that good corporate governance practices are integral to the overall success of the Corporation and to protect shareholders' interests. During the past fiscal year, Burcon continued to maintain corporate governance practices that are in line with the guidelines established in NP 58-201.

Board of Directors

Burcon's Board currently consists of seven directors. The size of the Board and its composition are reviewed annually by the nominating and compensation committee. The Board believes that its composition reflects a good mix of individuals with varying backgrounds and experience in the fields of business, finance and science and will be conducive to facilitate a diversity of perspectives in the overall management of the Corporation. Of the seven nominees proposed for election at the Meeting, four of the directors are considered independent within the meaning of the term "independent" set out in NI 58-101. The independent directors currently on the Board are J. Douglas Gilpin, David Ju, Peter H. Kappel and D. Lorne Tyrrell. Allan Yap is not considered independent because he is an officer of Burcon. Rosanna Chau is a director of certain subsidiaries of PT International and Alan Chan was an Executive Director of PT International until March 2017. PT International owns, directly or indirectly, approximately 22.45% of Burcon's issued and outstanding Common Shares. Alan Chan is the son of Dr. Charles Kwok Keung Chan, who held approximately 67.96% of the issued and outstanding share capital of PT International until January 24, 2017. Ms. Chau and Mr. Chan are not considered to be independent. During the year, PT International, through its subsidiary Burcon Group Limited, provided secretarial and administrative services to Burcon and its wholly-owned subsidiary, Burcon NutraScience (MB) Corp., as well as the rental of office space to and the use of office equipment by Burcon. Burcon Group Limited charged Burcon an aggregate of $ 76,819 (plus GST) for these services, office space and equipment rental for the year ended March 31, 2018.

The Corporation is a not a venture issuer pursuant to NP 58-201. The Board currently consists of seven directors, a majority of which are independent. If the seven nominees proposed for election at the Meeting are all elected, the Board will consist of a majority of independent directors. During the preceding year, independent directors actively participated in board meetings and had direct communication with management on key business issues to ensure independent supervision over management.

Directorships

The following table sets out the relationships of Burcon's directors with other reporting issuers.

Director	Reporting Issuer or the Equivalent in a Jurisdiction or a Foreign Jurisdiction
Allan Yap	Executive Director and Chairman, Master Glory Group Limited
Chairman and Chief Executive Officer, China Enterprises Limited
Executive Director and Chairman, Rosedale Hotel Holdings Limited
Executive Chairman, Hanwell Holdings Limited
Executive Chairman, Tat Seng Packaging Group Ltd.
Alan Chan	Executive Director, ITC Properties Group Limited

Independent Director Meetings

During the fiscal year, the independent directors of the Board held an in-camera session at the end of each regularly scheduled Board meeting if they deemed such session to be necessary. Five in-camera sessions were held following Board meetings during the fiscal year. In addition, the independent directors held one meeting in which only independent directors were present. Given that the committees of the Board are comprised solely of independent directors, the Board believes that committee meetings also provide another suitable forum for independent directors to have open and candid discussions among them about various issues. Committee members have the discretion to conduct in-camera sessions at the end of committee meeting. The audit committee held four in-camera sessions during the fiscal year while each of the corporate governance committee and the nominating and compensation committee held one in-camera session the end of the respective committee meetings during the fiscal year.

Lead Director

The Chairman of the Board is Allan Yap, who is also the Chief Executive Officer of the Corporation. D. Lorne Tyrrell was appointed as lead director since February, 2016. As lead director, Dr. Tyrrell chairs Board meetings in Dr. Yap's absence. Dr. Tyrrell facilitates discussions among all directors during meetings and acts as liaison between the Board and management. He also communicates with management regularly and receives input from directors of the Board to set the agenda for Board meetings.

Summary of Attendance of Directors

The table below sets out the attendance by the directors at meetings during the fiscal year ended March 31, 2018.

Director	Board of Directors	Audit Committee	Nominating and Compensation Committee	Corporate Governance Committee
	9 meetings	5 meetings	4 meetings	3 meetings
Allan Yap	3/9	N/A	N/A	N/A
Alan Chan	8/9	N/A	N/A	N/A
Rosanna Chau	8/9	N/A	N/A	N/A
David Lorne John Tyrrell(3)	9/9	4/5	1/4	3/3
Matthew Hall(1)	2/9	N/A	2/4	2/3
J. Douglas Gilpin(2)	9/9	5/5	3/4	3/3
Peter H. Kappel	9/9	5/5	4/4	1/3
David Ju(4)	2/9	1/5	0/4	N/A

(1)	Mr. Hall resigned from the board of directors effective December 8, 2017.
(2)	Mr. Gilpin ceased to be a member of nominating and compensation committee on January 3, 2018.
(3)	Dr. Tyrrell ceased to be a member of the audit committee on January 3, 2018. He was appointed as a member of the nominating and compensation committee on January 3, 2018.
(4)	Mr. Ju was appointed to the board of directors effective December 21, 2017 and as a member of audit committee and nominating and compensation committee on January 3, 2018.

Board Mandate and Ethical Business Conduct

The Board is responsible for the stewardship of the Corporation and for the supervision of the management of the business and affairs of the Corporation. The Board actively participates in assessing significant decisions proposed by management. On April 14, 2010, the Board adopted a written mandate defining its responsibilities, a copy of which is attached to this Management Proxy Circular as Schedule "A".

Since October 2005, the Board has adopted a Code of Business Ethics and Conduct (the "Code"), a copy of which is attached to this Management Proxy Circular as Schedule "B". The Code was amended in February 2011, August 2011 and September 2012. All directors, officers and employees of Burcon and its subsidiary, Burcon NutraScience (MB) Corp. have read and agreed to abide by the Code and are required to confirm, on an annual basis, that they have reviewed the Code. The Board had previously delegated to the audit committee the authority to monitor compliance with the Code and report any non-compliance to the Board at quarterly intervals. In February 2011, the Board transferred that authority to the corporate governance committee. The corporate governance committee has established procedures to allow directors, officers and employees to report breaches of the Code or any illegal or unethical behaviour anonymously to the chair of the corporate governance committee. No waivers or implicit waivers from a provision of the Code have been granted to any directors, officers or employees since its inception. Shareholders may obtain a copy of the Code by written request to Burcon at 1946 West Broadway, Vancouver, British Columbia, V6J 1Z2, Attn.: Corporate Secretary.

In December 2011, the Board implemented a whistleblower reporting program. Under the program, Burcon established a confidential and anonymous procedure for reporting claims of unethical and illegal behaviour or concerns regarding questionable accounting and audit matters. On an annual basis, all employees are reminded about the whistleblower reporting program and procedures on how to make a report. Burcon engaged a third party to receive the reports and direct them to the chair of the audit committee of the Board. The whistleblower reporting program is tested by management every quarter and reviewed by the members of the audit committee. To date, no reports of unethical or illegal behaviour or concerns have been received by the Corporation under this program.

Position Descriptions

In February 2013, the Board adopted written position descriptions for the Chairman of the Board and the chair of each committee. The Board believes that having position descriptions in place will further assist the respective chairs in fulfilling their duties.

The Board has not developed a position description for Allan Yap, the Chief Executive Officer of Burcon. Dr. Yap is responsible for the overall strategic management of Burcon. Under the direction of Dr. Yap, the duties relating to Burcon's day-to-day operations have been delegated to Johann F. Tergesen. Mr. Tergesen's duties as the Corporation's President and Chief Operating Officer are outlined in his employment agreement with Burcon dated June 21, 2011. See "Employment and Consulting Contracts with Named Executive Officers". Dr. Yap and Mr. Tergesen are charged with fulfilling the Corporation's objectives. The Board believes that they are sufficiently skilled through their business experience to manage and provide direction to Burcon's management to achieve these objectives.

Orientation and Continuing Education

New directors of Burcon are provided with orientation materials containing information on Burcon's business, technology, financial information and the roles and responsibilities of directors. Directors are also updated on new developments in the business by management presentations at Board meetings and through regular management reports in between Board meetings. Finally, directors are regularly informed about changes in legal or regulatory requirements applicable to the Corporation.

Each committee of the Board has, with the input of committee members, developed and implemented a charter. The charter is reviewed by the applicable committee on an annual basis. Committee members are guided by its charter when fulfilling their roles. Committee members are also updated by management on legal or regulatory requirements specific to the committee's area of focus. The Corporation's auditors and outside consultants also provide committee members with updates on emerging accounting, auditing, compensation and regulatory developments.

Nomination of Directors and Compensation

Burcon has a nominating and compensation committee comprised of David Ju, Peter H. Kappel and Lorne Tyrrell. Mr. Hall was a member of the nominating and compensation committee until December 8, 2017. All of the directors of the nominating and compensation committee are independent. Mr. Kappel is the chair of the nominating and compensation committee. The nominating and compensation committee has adopted a written charter to assist committee members in fulfilling their roles. The duties and responsibilities of the nominating and compensation committee are:

  Determine remuneration and other benefits of the Corporation's directors, executive officers and consultants and performance bonuses and long term incentives for the Corporation's employees;

  Recommend Board nominees by seeking out and recommending to the board of directors the nominees for appointment, election or re-election; and

  As required, the committee will review and approve succession plans for directors, executive officers of the Corporation, and, as deemed necessary by the committee, any other officers or employees of the Corporation.

All members of the Board are encouraged to recommend individuals they believe are suitable to serve on the Board of the Corporation. When reviewing the suitability of prospective director nominees for Burcon’s Board, the nominating and compensation committee will review the candidate’s education, background and any business experience that may be relevant for Burcon.

At the annual and special meeting of the Corporation held on September 7, 2017 (the “2017 AGM”), all of the seven nominees set out in Burcon’s management proxy circular dated July 21, 2017 proposed by management for election to the Board at the 2017 AGM were elected to the Board as a matter of corporate law. However, Mr. Matthew Hall received more votes withheld than votes in favour. Pursuant to Burcon’s majority voting policy (the “Policy”), any nominee proposed for election as a director in an uncontested election who receives, from the shares voted at the meeting in person or by proxy, a greater number of shares withheld than shares in favour of his election, must promptly tender his resignation to the Board. The Board accepted Mr. Hall’s resignation, which became effective on December 8, 2017. Following the 2017 AGM, the nominating and compensation committee conducted a process to identify potential candidates to fill the vacancy upon Mr. Hall’s resignation. Certain candidates were interviewed by the nominating and compensation committee members and after due consideration, the nominating and compensation committee recommended Mr. David Ju for appointment to the Board. Mr. Ju was appointed to the Board on December 21, 2017.

During fiscal year 2012, directors of the nominating and compensation committee began the process of reviewing the executive compensation program. During the process, the nominating and compensation committee developed a compensation and performance management review program for executive officers and employees. The program was finalized in fiscal year 2013 and the Board adopted and implemented the compensation and performance management review program in February 2013. Although the nominating and compensation committee began the process of reviewing the director compensation program during fiscal 2012, no new director compensation program has been implemented given the current pre-revenue stage of development of the Corporation. The annual retainer and meeting fees for directors remained unchanged during the year ended March 31, 2018. Each non-management director is paid an annual retainer of $7,500 and a fee of $750 per meeting for attendance at each Board or committee meeting. The non-management director annual retainer and per meeting fee has remained the same since 2004. For more information, refer to the section "Statement of Executive Compensation".

Corporate Governance Committee

Burcon has a corporate governance committee comprised of J. Douglas Gilpin, Peter Kappel and Lorne Tyrrell. Mr. Hall was a member of the corporate governance committee until December 8, 2017. All of the directors of the corporate governance committee are independent. Dr. Tyrrell is the chair of the corporate governance committee. The corporate governance committee has adopted a written charter to assist committee members in fulfilling their roles. The corporate governance committee is responsible for all matters relating to the governance of the Corporation and for reporting and making recommendations to the board of directors regarding such matters.

Assessment

The Board meets at least once per quarter to assess the developments of Burcon's business and management recommendations. During fiscal year 2013, the members of the nominating and compensation committee and the corporate governance committee worked together to develop a formal process for assessing the Board. Following the end of the fiscal year 2013, the first formal board effectiveness assessment questionnaire was completed by each director on the Board. The results of the assessment were reviewed by the corporate governance committee and the committee reported its findings to the Board. After this process was completed, the Board decided to continue with this self-assessment process on a biennial basis going forward. In February 2017, a self-assessment was conducted by the Board as well as for each committee of the Board. The results of the self-assessments were reviewed by the Board and each of the board committees and reported to the Board. The next self-assessment will take place in 2019.

Director Term Limits and Gender Diversity

In 2014, NI 58-101 was amended to require TSX-listed companies to disclose their practices relating to representation of women on boards of directors and in executive officer positions and on mechanisms of board renewal. The corporate governance committee reviewed these amendments but did not view that the Board needed to develop policies regarding gender diversity or board renewal given the current stage of development of Burcon. The Board accepted this recommendation. The Board believes that at this stage, the Board is adequately populated with directors possessing varying skills and experience that are sufficient to competently manage the affairs of the Corporation. Therefore, the Board does not believe in limiting the skills available to the Corporation by imposing a term limit for the directors. The Board believes that it will be appropriate to review this practice when the Corporation evolves into the revenue-generating phase.

Although the Corporation does not have a policy with regard to gender diversity, the Board believes that female participation currently on the Board and at the senior management level is suitable for the size and complexity of issues facing Burcon. One of seven of the directors on the Board is female, representing about 14% of the members. Two of six senior officers of the Corporation are female, representing 33% of senior management. The Corporation does not have a target regarding women on the board or in executive positions. The nominating and compensation committee believes that although gender diversity is important, the committee also believes that the at Burcon’s current stage of development, Burcon should also consider factors such as skills, experience, qualifications and character when assessing whether a potential candidate is suitable for the Board as well as senior management positions.

Objectives for the year ending March 31, 2019

The Board believes that it has continued to make good progress during the fiscal year to further improve its corporate governance practices to meet the guidelines set out in NI 58-101 and NP 58-201. Burcon believes that some of the guidelines may not be suitable for the Corporation given its current stage of development. The Board will continue to review the guidelines and address additional ways in which the Corporation can further improve its corporate governance practices.

AUDIT COMMITTEE AND DISCLOSURE UNDER
NATIONAL INSTRUMENT 52-110

Under National Instrument 52-110 ("NI 52-110"), Burcon is required to disclose in its Management Proxy Circular certain information concerning the composition of its audit committee and its auditor. The required disclosure can be found on pages 79-81 of Burcon’s Annual Information Form (“AIF”) dated June 18, 2018. The audit committee charter is set out in Schedule “A” of the AIF. A copy of the AIF can be found on the SEDAR website at www.sedar.com. Shareholders may obtain a copy of the AIF by written request to Burcon at 1946 West Broadway, Vancouver British Columbia, V6J 1Z2, Attn: Corporate Secretary.

STATEMENT OF EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Nominating and Compensation Committee

Burcon has a nominating and compensation committee comprised of the following directors: David Ju, Peter H. Kappel and Lorne Tyrrell. Mr. Kappel is the chair of the nominating and compensation committee. See "Biographies of Directors". All of the directors on the nominating and compensation committee are independent. The Board believes that the members of the nominating and compensation committee are sufficiently skilled to perform their duties.

The Board believes that Burcon's nominating and compensation committee members possess the educational and practical experience to enable the committee to make decisions on the suitability of the Corporation's compensation policies and practices, including experience in the following areas:

  General management skills in working with senior executives and developing performance management processes

  Evaluating, hiring and placing senior executives

  Knowledge of compensation and incentive programs

  Knowledge of share equity compensation plans and the risks associated with using this type of compensation

  Working with succession planning tools and processes

  Assessing risks associated with compensation plans

The purpose of the nominating and compensation committee is to carry out the Board's overall responsibility to review and approve the Corporation's employee and management compensation policies and practices, incentive compensation plans (cash and equity-based short and long term incentive plans), the amount and form of compensation of the executive officers of the Corporation, all appointments of employees as executive officers, all director nominations to the board and succession plans for directors and executive officers of the Corporation.

The nominating and compensation committee makes recommendations to the Board with respect to executive compensation.

Fiscal Year 2018 Highlights

During fiscal year 2018, Burcon achieved key business goals and objectives, including:

  Completed a rights offering for gross proceeds of $3.5 million, with net proceeds of $3.4 million.

  Advanced discussions with certain multi-national food ingredient providers for a royalty or a joint operations agreement for Peazazz•.

  Burcon’s Winnipeg Technical Centre undertook Peazazz® applications work and provided significant quantities of samples throughout the year in response to requests from and in support of analytical work conducted by potential commercialization partners as well as for food and beverage companies who have expressed an interest in Peazazz® and Peazac®.

  Received four U.S. patent grants during the fiscal year, including three for soy and one for the production of Peazazz®. The grant of the Peazazz® patent is the first to be granted for Burcon’s pea protein technology by the U.S. Patent and Trademark Office (“USPTO”). In addition, Burcon received a notice of allowance from the USPTO for a patent for the production of Peazazz® pea protein. The company’s patent portfolio comprises 247 issued patents in various countries, including 65 in the U.S., as well as more than 270 active patent applications, including 41 additional U.S. patent applications.

  Burcon filed for an accreditation license from Health Canada’s Office of Controlled Substances to conduct research for the future commercial production of purified cannabinoid extracts. If Burcon receives the license, it expects to apply its extensive experience in phytochemical extraction technologies to develop technologies for the production of highly-purified cannabis-derived compounds.

  Subsequent to the year-end, Burcon’s Peazazz® and Peazac® pea proteins received self-affirmed Generally Recognized As Safe (“GRAS”) status and the Company has submitted to the United States Food and Drug Administration (“FDA”) a formal GRAS Notification dossier.

Compensation Program

Historically, the Corporation did not have a formal compensation program given the size and number of employees of the Corporation. The Corporation's compensation program is intended to attract, retain and motivate highly qualified executive officers, while at the same time promoting a greater alignment of interests between such executive officers and the Corporation's shareholders. The Corporation's compensation program is designed to compensate the Named Executive Officers for their contributions to the Corporation and is based, to a large extent, on the achievement of goals set by the Corporation. The Corporation's Board strives to be competitive with the overall market for compensation.

During the year ended March 31, 2012, the Corporation's Nominating and Compensation Committee (the "Committee") reviewed the Corporation's compensation practices with the goal of developing a formal compensation and performance management review program for executive officers and employees. The Committee's goal was to develop a compensation program to compensate employees based on certain general performance management criteria.

In January 2012, the Corporation engaged York HR Solutions Inc. ("York Solutions") of Maple Ridge, British Columbia, to develop a formal compensation and performance management program for the Corporation (the "Program"). York Solutions' mandate was to work with the Committee to:

  develop and document the compensation philosophy and strategy;

  design a compensation structure;

  develop performance measures and standards;

  develop a set of core competencies consisting of behaviours that employees should possess in the performance of goals;

  develop feedback methods, processes and documentation;

  develop and document a bonus plan clearly linked to corporate objectives;

  develop a communication plan for rollout of the Program; and

  assist with implementation and training of employees and managers.

The Committee worked with York Solutions to finalize the Program during fiscal year 2013. In February 2013, the Program was formally approved by the Board. The Corporation has implemented and followed the guidelines set out in the Program for determining compensation for executives and employees of Burcon.

Components of Executive Compensation

The Corporation's Program is comprised of a combination of base salary, incentive stock options and bonuses.

Given the Corporation's stage of development, the Board has deferred the implementation of the bonus component of the Program until the Corporation has reached positive cash flows. The Board believes that the two elements of base salary and incentive stock options as compensation are appropriate to compensate the Corporation's executives in light of the Corporation's current stage of development. The Board reviews these elements individually and comprehensively to ensure alignment with the Corporation's strategic goals and objectives and the Corporation's overall compensation objectives. In the process of developing the components, the Board has, through the nominating and compensation committee, considered the implications of risks associated with its compensation policies. The Board believes that the risks are mitigated to a certain degree given the approach it has taken in the past on executive compensation. With respect to the salary component of the executive compensation, the Board has strived to be competitive in order to attract, retain and motivate executives. Options granted to employees under the incentive stock option plan generally do not vest immediately upon grant but vest over a three year period. The Board believes that using a vesting schedule encourages employee loyalty, aligns employee and company interests and reduces certain risks that may be associated with granting stock options that vest immediately upon grant.

The Corporation does not have a specific policy with respect to NEOs (as defined below) and directors purchasing financial instruments designed to hedge or offset a decrease in market value of equity securities of the Corporation.

Base Salary

Allan Yap, Chief Executive Officer and Chairman of the Board, Jade Cheng, Chief Financial Officer, Johann F. Tergesen, President and Chief Operating Officer, Randy Willardsen, Senior Vice President, Process and Dorothy K.T. Law, Senior Vice President, Legal and Corporate Secretary are the "Named Executive Officers" ("NEO") of Burcon.

The primary element of the Corporation's compensation program is base salary. The Corporation's view is that a competitive base salary is a necessary element for attracting and retaining qualified executive officers.

Mr. Yap voluntarily opted to not receive cash compensation from the Corporation. He is compensated only in the form of stock options. During the year ended March 31, 2011, the Committee negotiated with each of Mr. Tergesen, Ms. Cheng and Ms. Law to determine their salaries. Following the negotiations, formal employment agreements were entered into with these individuals in June 2011 and March 2011, respectively. Mr. Willardsen is a consultant to Burcon and has a consulting agreement with Burcon (entered into in 2007 and last amended in 2011). He is paid a fixed monthly consulting fee. See "Employment and Consulting Contracts with Named Executive Officers".

The amount payable to an NEO as base salary (other than to Mr. Willardsen) is determined primarily by the number of years of experience of the NEO, as well as negotiations with the NEO, and recommendations of the Committee based on its view of general market conditions. As noted above, the Committee engaged York Solutions in 2012 to develop the Program. As part of its engagement, York Solutions conducted a salary survey based on overall market data (rather than company specific data) derived from a number of published surveys, including:

  Stats Canada
  Economic Research Institute
  Robert Half
  PayScale
  Canadian Institute of Chartered Accountants Compensation Survey 2011
  Canadian Lawyer Compensation Survey 2011

The findings supported the salaries being paid to Ms. Cheng and Ms. Law. As discussed above, Mr. Tergesen’s salary was determined through negotiation with the Committee. Mr. Willardsen’s consulting fee was also determined through negotiation with the Corporation. In an effort to conserve cash, the Committee did not recommend any adjustment to the salaries or consulting fees of Mr. Tergesen, Ms. Cheng, Mr. Willardsen and Ms. Law from 2011 to 2015. During fiscal year 2016, the salaries of Ms. Cheng and Ms. Law were adjusted and the amounts are reported in the “Summary Compensation Table” below. During fiscal year 2017, Mr. Tergesen’s employment terms were temporarily amended, resulting in a decrease in his base salary. No adjustments were made to the salaries of Mr. Cheng or Ms. Law or the consulting fees of Mr. Willardsen during fiscal years 2017 and 2018.

Incentive Stock Options

The second element of the Corporation's compensation program is incentive stock options. At the Corporation' annual and special meeting held on September 19, 2001, the shareholders approved the terms of the Plan under which directors, officers, employees and consultants of the Corporation may be granted options to acquire Common Shares of the Corporation. The Plan was amended in 2003, 2004, 2007 and 2009 to, among other amendments, increase the number of Common Shares issuable under the Plan. In 2011, the Corporation's shareholders approved an amendment to the Plan to convert it from a fixed plan to a rolling plan. The Amended and Restated Plan was further amended during the year ended March 31, 2013 to provide for a cashless exercise method. For further details on the Amended and Restated Plan see "Securities Authorized for Issuance Under Equity Compensation Plans".

The options granted to executive officers and other employees are granted by the Board, based on the recommendations of the Committee. The Board reviews the Committee's recommendations regarding grants of options based on contributions and performance during the year. In determining option grants, the Board also takes into account previous grants to the grantees and attempts to compensate for any deficiencies in the cash component in the NEO's salary vis-a-vis competitive market rates. The Program developed by York Solutions also contains an allocation formula for determining stock option grants based on the cash salary of the individual. Although the formula contemplates the value of the option grant to be approximately 33% of the individual’s annualized salary, the Board has the discretion to adjust the amount allocated under this formula based on the individual's seniority, level of management within the Corporation and the Corporation's overriding goal of retaining key talent within Burcon. During the year ended March 31, 2018, the Committee recommended to the Board the grant of options based on the formula set out in the Program and consideration of the discretionary factors such as previous option grants that are out-of-the money and the lack of salary adjustments for certain employees for a number of years.

Performance Graph

The following graph shows the total cumulative return over five years for a shareholder of Burcon on an investment of $100 compared to the S&P/TSX composite index.

	2013	2014	2015	2016	2017	2018
Burcon NutraScience	100.00	134.10	98.36	109.18	68.52	17.05
S&P/TSX Composite	100.00	112.43	116.88	105.84	121.94	120.53

Between 2013 and 2014, Burcon’s share price increased by 34% while the S&P/TSX composite increased by 12%. Burcon trended downwards between 2014 and 2015, dropping 26.65% while the S&P/TSX composite index increased by 4%. In 2016, Burcon’s share price recoverd 11% before dropping the following two years. Burcon’s share price fell 37% in 2017 and 75% in 2018. The S&P/TSX composite index dropped 9.45% in 2016 but quickly recovered 15% in 2017. For 2018, the S&P/TSX composite index stayed near par dropping 1%.

The trend shown in the above graph does not necessarily correspond to the Corporation's compensation to its Named Executive Officers for the period ended March 31, 2018 or for any prior fiscal periods. The trading price of the Corporation's Common Shares is subject to fluctuation based on several factors, many of which are outside the control of Burcon. These include market perception of the Corporation's ability to achieve business goals, trading volume in the Corporation's Common Shares, changes in general conditions in the economy and the financial markets or other general developments in the animal or plant protein industry that affect the Corporation or its competitors. In determining compensation, the Board strives to be competitive in order to attract, retain and motivate executives, provide incentives for executives and key employees to work towards achieving business goals and objectives as well as to ensure that the interests of management of Burcon and Burcon's shareholders are aligned.

Compensation of Executive Officers

Summary Compensation Table

Allan Yap, Chief Executive Officer and Chairman of the Board, Jade Cheng, Chief Financial Officer, Johann F. Tergesen, President and Chief Operating Officer, Randy Willardsen, Senior Vice President, Process and Dorothy K.T. Law, Senior Vice President, Legal are the "Named Executive Officers" of Burcon for the purposes of the following disclosure, which is required for all reporting issuers, as set out in securities legislation. The following table provides a summary of the total compensation paid to the Named Executive Officers during Burcon's three most recently completed fiscal years ended March 31, 2018, March 31, 2017 and March 31, 2016.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Share- based awards ($)	Option- based awards ($)	Non-equity incentive plan compensation ($)		Pension value ($)	All other compensation ($)	Total compen- sation ($)
					Annual incentive plans	Long term incentive plans
Allan Yap Chief Executive Officer and Chairman of the Board	2018 2017 2016	Nil Nil Nil	Nil Nil Nil	8,891(1) 34,528(1) 33,620(1)	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	8,891 34,528 33,620
Jade Cheng Chief Financial Officer	2018 2017 2016	177,000 177,000 177,000	Nil Nil Nil	15,565(1) 57,725(1) 56,166(1)	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	192,565 234,725 233,166
Johann F. Tergesen President and Chief Operating Officer	2018 2017 2016	275,000 252,700 275,000	Nil Nil Nil	19,024(1) 72,157(1) 70,207(1)	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	294,024 324,858 345,207
Randy Willardsen, Senior Vice President, Process	2018 2017 2016	123,066(2) 125,697(2) 126,666(2)	Nil Nil Nil	19,024(1) 72,157(1) 70,207(1)	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	142,090 196,873 218,284

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Share- based awards ($)	Option- based awards ($)	Non-equity incentive plan compensation ($)		Pension value ($)	All other compensation ($)	Total compen- sation ($)
					Annual incentive plans	Long term incentive plans
Dorothy K.T. Law Senior Vice President, Legal and Corporate Secretary	2018 2017 2016	129,800 129,800 129,800	Nil Nil Nil	15,565(1) 57,725(1) 56,166(1)	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	145,365 187,525 185,966

Notes:

(1)	In determining the fair value of the option awards, the Black-Scholes option pricing model was used and was calculated in accordance with IFRS 2, Share-based payment, with the following assumptions:

Assumptions	2018	2017	2016
Risk-free interest rate:	1.96%	1.58%	1.38%
Dividend rate:	0%	0%	0%
Expected forfeitures:	8.44%	8.68%	9.37%
Expected volatility in the market price of shares:	61.13%	52.71%	52.99%
Expected life:	7.5 years	7.6 years	7.6 years
Fair value per option:	$0.43	$1.49	$1.30

(2)

Mr. Willardsen is paid US$8,000 per month as a consulting fee. The amounts reported from 2016 to 2018 are different due to fluctuations in the Canadian/US dollar exchange rate during the relevant periods.

Outstanding Option-Based and Share-Based Awards

The following table sets forth, for each Named Executive Officer, all of the option-based and share-based grants and awards outstanding on March 31, 2018.

	Option-based Awards				Share Based Awards
Name	Number of securities underlying unexercised options (#)	Option Exercise Price ($)	Option Expiration Date mm/dd/yyyy	Value of unexercised in-the- money options(1) ($)	Number of shares or units of shares that have not vested (#)	Market or payout value of share- based awards that have not vested ($)
Allan Yap	160,000	9.60	12/17/2019(2)	0	Nil	Nil
Chief Executive	20,000	4.16	10/29/2022(3)	0
Officer and	20,000	2.48	12/04/2023(4)	0
Chairman of the	20,000	2.86	11/10/2024(5)	0
Board	24,462	2.33	11/12/2025(6)	0

	Option-based Awards				Share Based Awards
Name	Number of securities underlying unexercised options (#)	Option Exercise Price ($)	Option Expiration Date mm/dd/yyyy	Value of unexercised in-the- money options(1) ($)	Number of shares or units of shares that have not vested (#)	Market or payout value of share- based awards that have not vested ($)
	21,382	2.66	12/15/2026(7)	0
	20,000	0.69	1/3/2028(8)	0
Jade Cheng	110,000	9.60	12/17/2019(2)	0	Nil	Nil
Chief Financial	18,000	4.16	10/29/2022(9)	0
Officer	35,482	2.48	12/04/2023(10)	0
	53,761	2.86	11/10/2024(11)	0
	43,398	2.33	11/12/2025(12)	0
	39,086	2.66	12/15/2026(13)	0
	36,000	0.69	1/3/2028(14)	0
Johann F. Tergesen	125,000	9.60	12/17/2019(2)	0	Nil	Nil
President and Chief	24,000	4.16	10/29/2022(9)	0
Operating Officer	44,353	2.48	12/04/2023(10)	0
	67,201	2.86	11/10/2024(11)	0
	54,247	2.33	11/12/2025(12)	0
	48,858	2.66	12/15/2026(13)	0
	44,000	0.69	1/3/2028(14)	0
Randy Willardsen,	110,000	9.60	12/17/2019(2)	0	Nil	Nil
Senior Vice	18,000	4.16	10/29/2022(9)	0
President, Process	44,353	2.48	12/04/2023(10)	0
	67,201	2.86	11/10/2024(11)	0
	54,247	2.33	11/12/2025(12)	0
	48,858	2.66	12/15/2026(13)	0
	44,000	0.69	1/3/2028(14)	0
Dorothy K. T. Law	110,000	9.60	12/17/2019(2)	0	Nil	Nil
Senior Vice	18,000	4.16	10/29/2022(9)	0
President, Legal	35,482	2.48	12/04/2023(10)	0
and Corporate	53,761	2.86	11/10/2024(11)	0
Secretary	43,398	2.33	11/12/2025(12)	0
	39,086	2.66	12/15/2026(13)	0
	36,000	0.69	1/3/2028(14)	0

Notes:

(1)	Based on the March 29, 2018 closing price of $0.52 per share on the TSX.
(2)	These options vested as to 1/3 on each of August 17, 2010, April 17, 2011 and December 17, 2011.
(3)	These options vested as to their entirety on October 29, 2012.
(4)	These options vested as to their entirety on December 4, 2013.
(5)	These options vested as to their entirety on November 10, 2014.
(6)	These options vested as to their entirety on November 12, 2015.
(7)	These options vested as to their entirety on December 15, 2016.
(8)	These options vested as to their entirety on January 3, 2018.
(9)	These options vested as to 1/3 on each of October 29, 2013, October 29, 2014 and October 29, 2015.
(10)	These options vested as to 1/3 on each of December 4, 2014, December 4, 2015 and December 4, 2016.
(11)	These options vested as to 1/3 on November 10, 2015, November 10, 2016 and November 10, 2017.
(12)	These options vested as to 1/3 on November 12, 2016 and November 12, 2017 and will vest as to 1/3 on November 12, 2018.
(13)	These options vested as to 1/3 on December 15, 2017 and will vest as to 1/3 on each of December 15, 2018 and December 15, 2019, respectively.

(14)	These options will vest as to 1/3 on each of January 3, 2019, January 3, 2020 and January 3, 2021.

Value Vested or Earned during Fiscal Year Ended March 31, 2018

The following table sets forth, for each Named Executive Officer, the value vested for all outstanding option-based and share-based awards and the value earned for all non-equity incentive plan compensation during the twelve month period ended March 31, 2018.

Name	Option-based awards – Value vested during the year(1) ($)	Share-based awards – Value vested during the year ($)	Non-equity incentive plan compensation – Value earned during the year ($)
Allan Yap	200(2)	Nil	Nil
Jade Cheng	0(3)	Nil	Nil
Johann F. Tergesen	0(3)	Nil	Nil
Randy Willardsen	0(3)	Nil	Nil
Dorothy K.T. Law	0(3)	Nil	Nil

Notes:

(1)	See the “Outstanding Option Based and Share Based Awards” table for NEOs (above) for more information on the options awarded to NEOs.
(2)	Based on the January 3, 2018 closing price of $0.70 per share on the TSX.
(3)	Based on the November 10, 2017 closing price of $0.58 per share (given no trading on November 12, 2017) and the closing price on December 15, 2017 of $0.55 per share on the TSX.

Employment and Consulting Contracts with Named Executive Officers

There is no employment contract between Burcon or its subsidiary and Allan Yap. There is no compensatory plan or arrangement with respect to Dr. Yap resulting from the resignation, retirement or any other termination of employment of Dr. Yap, from a change of control of Burcon or its subsidiary, or from a change of his responsibilities following a change of control.

Burcon has entered into employment agreements with the following Named Executive Officers below:

Johann F. Tergesen

Mr. Tergesen is the Corporation's President and Chief Operating Officer and has been an employee of Burcon since September 1, 2001. However, no written employment agreement had been entered into between Burcon and Mr. Tergesen until June 21, 2011 when the Corporation entered into a written employment agreement with Mr. Tergesen to formalize the terms of his employment. Under the terms of Mr. Tergesen's employment agreement, Mr. Tergesen is entitled to an annual base salary, and, at the discretion of Corporation, participation in the Corporation's incentive program, including, but not limited to, any bonus, share option, share purchase, share bonus or financial assistance program or plan and participation in the benefits plan available to senior staff from time to time.

Although Mr. Tergesen's employment agreement commenced on June 21, 2011, the Board agreed to apply Mr. Tergesen's salary retroactively to May 2010, which was the time at which the nominating and compensation committee first began its review and negotiation of the terms of employment with Mr. Tergesen. The retroactive salary amount paid for the period from May 1, 2010 to March 31, 2011 totalled to $73,333. Total compensation paid to Mr. Tergesen during fiscal 2018, 2017 and 2016 is disclosed in the Summary Compensation Table. During fiscal year 2017, Mr. Tergesen’s employment terms were temporarily amended, resulting in a decrease in his base salary.

Mr. Tergesen's employment agreement has an indefinite term and may be terminated by Mr. Tergesen at any time by providing two months' notice in writing to the Corporation. In the event that the Corporation terminates Mr. Tergesen's employment without cause, Mr. Tergesen is entitled to payment of salary and any amounts owing to him under any applicable incentive program earned up to and including the last day of employment and (a) notice of termination or salary in lieu thereof equal to 18 months' salary, plus one month of additional salary for each year of continuous employment with the Corporation from the effective date of his employment agreement up to a maximum of 24 months (the "Notice Period"), (b) continuation of coverage of British Columbia medical services plan and extended health and dental coverage where such continuation of coverage is permitted by the terms of the benefits plan during the Notice Period or until Mr. Tergesen obtains alternative employment, whichever is earlier; and (c) where the terms of the Corporation's applicable share option plan permits an optionee to do so, Mr. Tergesen shall be deemed to be a "Service Provider" as that term is defined in the Corporation's share option plan until the last day of the Notice Period and he will be permitted to exercise any options he may hold during that time period.

Mr. Tergesen’s employment agreement contains provisions with respect to non-competition and non-solicitation during the term of the employment agreement and for a period of 12 months following the termination of his employment for any reason.

In the event of a change of control, Mr. Tergesen may elect to terminate his employment agreement. If he does so, then the Corporation will pay a severance payment of salary equal to 18 months plus one additional month's salary per year of continuous service with the Corporation from the effective date of the employment agreement up to a maximum of 24 months' salary. Pursuant to the Corporation's Amended and Restated 2001 Share Option Plan, a change of control is an "Accelerated Vesting Event". If an Accelerated Vesting Event occurs and TSX approval is obtained, Mr. Tergesen will be entitled to exercise each option held by him at any time on or before the expiry date of such option, provided that the Accelerated Vesting Event must have occurred on or before the last day on which Mr. Tergesen worked for Burcon.

Jade Cheng

Ms. Cheng entered into an employment agreement with the Corporation on March 1, 2011. Prior thereto, Ms. Cheng had been providing her services as the Corporation's Chief Financial Officer pursuant to the management services agreement between the Corporation and Burcon Group Limited. See "Management Contracts". The terms of Ms. Cheng's employment agreement are similar to those of Mr. Tergesen's agreement. Under the terms of Ms. Cheng's employment agreement, Ms. Cheng is entitled to an annual base salary, and, at the discretion of the Corporation, participation in the Corporation's incentive program, including, but not limited to, any bonus, share option, share purchase, share bonus or financial assistance program or plan and participation in the benefits plan available to senior staff from time to time.

Although Ms. Cheng's employment agreement commenced on March 1, 2011, the Board agreed to apply Ms. Cheng's salary retroactively to May 2010, which was the time at which the nominating and compensation committee first began its review and negotiation of the terms of employment with Ms. Cheng. The retroactive salary component of $52,500 was paid to Ms. Cheng in March, 2011. Ms. Cheng’s salary was adjusted in fiscal 2016. Total compensation paid to Ms. Cheng during fiscal 2018, 2017 and 2016 is disclosed in the Summary Compensation Table.

Ms. Cheng's employment agreement has an indefinite term and may be terminated by Ms. Cheng at any time by providing two months' notice in writing to the Corporation. In the event that the Corporation terminates Ms. Cheng's employment without cause, Ms. Cheng is entitled to payment of salary and any amounts owing to her under any applicable incentive program earned up to and including the last day of employment and (a) notice of termination or salary in lieu thereof equal to 18 months' salary, plus one month of additional salary for each year of continuous employment with the Corporation from the effective date of her employment agreement up to a maximum of 24 months (the "Notice Period"), (b) continuation of coverage of British Columbia medical services plan and extended health and dental coverage where such continuation of coverage is permitted by the terms of the benefits plan during the Notice Period or until Ms. Cheng obtains alternative employment, whichever is earlier; and (c) where the terms of the Corporation's applicable share option plan permits an optionee to do so, Ms. Cheng shall be deemed to be a "Service Provider" as that term is defined in the Corporation's share option plan until the last day of the Notice Period and she will be permitted to exercise any options she may hold during that time period.

Ms. Cheng’s employment agreement contains provisions with respect to non-competition and non-solicitation during the term of the employment agreement and for a period of 12 months following the termination of her employment for any reason.

In the event of a change of control, Ms. Cheng may elect to terminate her employment agreement. If she does so, then the Corporation will pay a severance payment of salary equal to 18 months plus one additional month salary per year of continuous service with the Corporation from the effective date of the employment agreement up to a maximum of 24 month's salary. Pursuant to the Corporation's Amended and Restated 2001 Share Option Plan, a change of control is an "Accelerated Vesting Event". If an Accelerated Vesting Event occurs and TSX approval is obtained, Ms. Cheng will be entitled to exercise each option held by her at any time on or before the expiry date of such option, provided that the Accelerated Vesting Event must have occurred on or before the last day on which Ms. Cheng worked for Burcon.

Dorothy K.T. Law

Ms. Law entered into an employment agreement with the Corporation on March 1, 2011. Prior thereto, Ms. Law had been providing her services as the Corporation's Senior Vice President, Legal and Corporate Secretary pursuant to the management services agreement between the Corporation and Burcon Group Limited. See "Management Contracts". The terms of Ms. Law's employment agreement are similar to those of Mr. Tergesen's and Ms. Cheng's agreements. Under the terms of Ms. Law's employment agreement, Ms. Law is entitled to an annual base salary, and, at the discretion of the Corporation, participation in the Corporation's incentive program, including, but not limited to, any bonus, share option, share purchase, share bonus or financial assistance program or plan and participation in the benefits plan available to senior staff from time to time.

Although Ms. Law's employment agreement commenced on March 1, 2011, the Board agreed to apply Ms. Law's salary retroactively to May 2010, which was the time at which the nominating and compensation committee first began its review and negotiation of the terms of employment with Ms. Law. The retroactive salary component of $40,917 was paid to Ms. Law in March, 2011. Ms. Law’s salary was adjusted in fiscal 2016. Total compensation paid to Ms. Law during fiscal 2018, 2017 and 2016 is disclosed in the Summary Compensation Table.

Ms. Law's employment agreement has an indefinite term and may be terminated by Ms. Law at any time by providing two months' notice in writing to the Corporation. In the event that the Corporation terminates Ms. Law's employment without cause, Ms. Law is entitled to payment of salary and any amounts owing to her under any applicable incentive program earned up to and including the last day of employment and (a) notice of termination or salary in lieu thereof equal to 18 months' salary, plus one month of additional salary for each year of continuous employment with the Corporation from the effective date of her employment agreement up to a maximum of 24 months (the "Notice Period"), (b) continuation of coverage of British Columbia medical services plan and extended health and dental coverage where such continuation of coverage is permitted by the terms of the benefits plan during the Notice Period or until Ms. Law obtains alternative employment, whichever is earlier; and (c) where the terms of the Corporation's applicable share option plan permits an optionee to do so, Ms. Law shall be deemed to be a "Service Provider" as that term is defined in the Corporation's share option plan until the last day of the Notice Period and she will be permitted to exercise any options she may hold during that time period.

Ms. Law’s employment agreement contains provisions with respect to non-competition and non-solicitation during the term of the employment agreement and for a period of 12 months following the termination of her employment for any reason.

In the event of a change of control, Ms. Law may elect to terminate her employment agreement. If she does so, then the Corporation will pay a severance payment of salary equal to 18 months plus one additional month salary per year of continuous service with the Corporation from the effective date of the employment agreement up to a maximum of 24 month's salary. Pursuant to the Corporation's Amended and Restated 2001 Share Option Plan, a change of control is an "Accelerated Vesting Event". If an Accelerated Vesting Event occurs and TSX approval is obtained, Ms. Law will be entitled to exercise each option held by her at any time on or before the expiry date of such option, provided that the Accelerated Vesting Event must have occurred on or before the last day on which Ms. Law worked for Burcon.

Randy Willardsen

Mr. Randy Willardsen is a consultant of Burcon. The following is a summary of the terms of his consulting contract with the Corporation.

Mr. Willardsen was initially engaged as a consultant of Burcon in April 1999 to evaluate the commercial viability of the canola protein extraction and purification process (the “Process”) of B.M.W. Canola Inc. (“BMW”). Burcon acquired BMW in October 1999 and changed BMW’s name to Burcon NutraScience (MB) Corp. By an agreement dated November 30, 2001, Burcon engaged Mr. Willardsen as a consultant to assist with the commercialization of the Process. He was appointed as Senior Vice President, Process of the Corporation on November 30, 2001. Mr. Willardsen and the Corporation entered into a new Management Consulting Agreement (the “Consulting Agreement”) on December 19, 2007, which was amended on December 15, 2008 and May 4, 2011.

The Consulting Agreement had an initial term of 18 months, but automatically renews for successive one year periods unless either the Consultant or the Corporation terminates the Consulting Agreement 30 days prior to the end of the term. The initial fee paid to Mr. Willardsen was US$6,500 per month. In May 2011, the fee was increased to US$8,000 per month. Mr. Willardsen will devote up to 20 hours per week to perform the services set out under the Consulting Agreement.

The Consulting Agreement may be terminated by either party to the agreement with written notice to the other party of not less than 30 days. The Consulting Agreement does not provide for payment in the event of a change of control.

Estimated Termination Payments

The table below reflects amounts payable to the Named Executive Officers, assuming their employment was terminated on March 31, 2018 either without cause or upon change of control of the Corporation.

Name	Termination Other than for Cause ($)	Continued Benefits ($)	Termination Upon Change of Control ($)
Allan Yap	Nil	Nil	Nil
Jade Cheng	354,000	8,523	354,000
Johann F. Tergesen	550,000	8,523	550,000
Randy Willardsen	10,315	Nil	Nil
Dorothy K. T. Law	259,600	8,523	259,600

Compensation of Directors

Burcon does not have a formal compensation program for its directors. Each non-management director of Burcon is paid an annual retainer of $7,500 ("Annual Retainer") and $750 for attendance at each committee or Board meeting. The non-management director annual retainer and per meeting fee has remained the same since 2004. For the financial year ended March 31, 2018, Burcon paid $42,813 in Annual Retainer fees and an aggregate of $66,750 to non-management directors for attendance at committee and Board meetings during the year. During the year ended March 31, 2018, the non-management directors of Burcon included Alan Chan, Rosanna Chau, J. Douglas Gilpin, Matthew Hall, David Ju, Peter H. Kappel and David Lorne John Tyrrell.

            In January 2012, the Corporation engaged Koenig & Associates Inc. ("Koenig") of Saskatoon, Saskatchewan, to conduct a board remuneration survey for Burcon. The objective of conducting the Board remuneration survey for Burcon was to determine whether the Board members are fairly compensated. The review was also conducted to determine the degree of comparability of the Board to the board structure of similar organizations. Although Koenig has completed its survey, the nominating and compensation committee deferred its review of director compensation during fiscal year 2018 in light of the Corporation’s current stage of development and financial resources.

Director Compensation Table

            During the most recently completed fiscal year ended March 31, 2018, each non-management director of Burcon received total compensation for services provided to Burcon in his or her capacity as director as follows:

Name	Fees earned(1)(2) ($)	Share- based awards ($)	Option- based awards ($)	Non-equity incentive plan compensation ($)	Pension value ($)	All other compensation ($)	Total compensation ($)
Alan Chan	12,750	Nil	8,891(3)	Nil	Nil	Nil	21,641
Rosanna Chau	14,250	Nil	8,891(3)	Nil	Nil	Nil	23,141
J. Douglas Gilpin	24,000	Nil	8,891(3)	Nil	Nil	Nil	32,891
Matthew Hall	5,250	Nil	Nil	Nil	Nil	Nil	5,250
David Ju	7,563	Nil	13,336(3)	Nil	Nil	Nil	20,899
Peter H. Kappel	23,250	Nil	8,891(3)	Nil	Nil	Nil	32,141
David Lorne John Tyrrell	22,500	Nil	8,891(3)	Nil	Nil	Nil	31,391

Notes:

(1)	Each non-management director is paid a fee of $750 per meeting for attendance at each Board or committee meeting.
(2)	Each non-management director is paid an annual retainer of $7,500. See "Director Compensation".
(3)	In determining the fair value of the option awards, the Black-Scholes option pricing model was used and was calculated in accordance with IFRS 2, Share-based payment, with the following assumptions:

Assumptions (weighted average)	2018
Risk-free interest rate:	1.99%
Dividend rate:	0%
Expected forfeitures:	8.44%
Expected volatility in the market price of shares:	59.22%
Expected life:	8.5 years
Fair value per option:	$0.44

Outstanding Option-Based and Share-Based Awards

The following table sets forth, for each non-management director, all of the option-based and share-based grants and awards outstanding on March 31, 2018.

	Option-based Awards				Share Based Awards
Name	Number of securities underlying unexercised options (#)	Option Exercise Price ($)	Option Expiration Date mm/dd/yyyy	Value of unexercised in-the- money options(1) ($)	Number of shares or units of shares that have not vested (#)	Market or payout value of share-based awards that have not vested ($)
Alan Chan	40,000	8.65	04/20/2020(2)	0	N/A	N/A
	25,000	8.65	04/20/2020(3)	0
	20,000	8.05	11/16/2021(4)	0
	20,000	4.16	10/29/2022(5)	0
	20,000	2.48	12/04/2023(6)	0
	20,000	2.86	11/10/2024(7)	0
	24,462	2.33	11/12/2025(8)	0
	21,382	2.66	12/15/2026(9)	0
	20,000	0.69	1/3/2028(10)	0
Rosanna	20,000	9.60	12/17/2019(11)	0	N/A	N/A
Chau	20,000	8.05	11/16/2021(4)	0
	20,000	4.16	10/29/2022(5)	0
	20,000	2.48	12/04/2023(6)	0
	20,000	2.86	11/10/2024(7)	0
	24,462	2.33	11/12/2025(8)	0
	21,382	2.66	12/15/2026(9)	0
	20,000	0.69	1/3/2028(10)	0
J. Douglas	40,000	6.78	09/22/2021(12)	0	N/A	N/A
Gilpin	20,000	4.16	10/29/2022(5)	0
	20,000	2.48	12/04/2023(6)	0
	20,000	2.86	11/10/2024(7)	0
	24,462	2.33	11/12/2025(8)	0
	21,382	2.66	12/15/2026(9)	0
	20,000	0.69	1/3/2028(10)	0
Matthew	0	N/A	N/A	N/A	N/A	N/A
Hall(14)
David Ju	30,000	0.69	1/3/2028(10)	0	N/A	N/A
Peter H.	41,120	2.76	2/22/2026(13)	0	N/A	N/A
Kappel	21,382	2.66	12/15/2026(9)	0
	20,000	0.69	1/3/2028(10)	0

	Option-based Awards				Share Based Awards
Name	Number of securities underlying unexercised options (#)	Option Exercise Price ($)	Option Expiration Date mm/dd/yyyy	Value of unexercised in-the- money options(1) ($)	Number of shares or units of shares that have not vested (#)	Market or payout value of share-based awards that have not vested ($)
David Lorne	40,000	9.60	12/17/2019(11)	0	N/A	N/A
John Tyrrell	20,000	8.05	11/16/2021(4)	0
	20,000	4.16	10/29/2022(5)	0
	20,000	2.48	12/04/2023(6)	0
	20,000	2.86	11/10/2024(7)	0
	24,462	2.33	11/12/2025(8)	0
	21,382	2.66	12/15/2026(9)	0
	20,000	0.69	1/3/2028(10)	0

Notes:

(1)	Based on the March 29, 2018 closing price of $0.52 per share on the TSX.
(2)	These options all vested on April 20, 2010.
(3)	These options vested as to 1/3 on April 20, 2011, April 20, 2012 and April 20, 2013, respectively.
(4)	These options all vested on November 16, 2011.
(5)	These options all vested on October 29, 2012.
(6)	These options all vested on December 4, 2013.
(7)	These options all vested on November 10, 2014.
(8)	These options all vested on November 12, 2015.
(9)	These options all vested on December 15, 2016.
(10)	These options all vested on January 3, 2018.
(11)	These options all vested on December 17, 2009.
(12)	These options all vested on September 22, 2011.
(13)	These options all vested on February 22, 2016.
(14)	Mr. Hall ceased to be director effective December 8, 2017. Therefore no options were outstanding as of March 31, 2018.

Value Vested or Earned during Fiscal Year Ended March 31, 2018

The following table sets forth, for each non-management director, the value vested for all outstanding option-based and share-based awards and the value earned for all non-equity incentive plan compensation during the twelve month period ended March 31, 2018.

Name	Option-based awards – Value vested during the year(1) ($)	Share-based awards – Value vested during the year ($)	Non-equity incentive plan compensation – Value earned during the year ($)
Alan Chan	200(2)	N/A	N/A
Rosanna Chau	200(2)	N/A	N/A
J. Douglas Gilpin	200(2)	N/A	N/A
Matthew Hall	N/A	N/A	N/A
Peter H. Kappel	200(2)	N/A	N/A
David Lorne John Tyrrell	200(2)	N/A	N/A

Name	Option-based awards – Value vested during the year(1) ($)	Share-based awards – Value vested during the year ($)	Non-equity incentive plan compensation – Value earned during the year ($)
David Ju	300(2)	N/A	N/A

Notes:

(1)	See the “Outstanding Option-Based and Share-Based Awards” table for directors (above) for more information on the options awarded to directors.
(2)	Based on the January 3, 2018 closing price of $0.70 per share on the TSX.

Executive Compensation-Related Fees

No fees were billed by any consultant or advisors for services related to determining compensation for the Corporation's directors and executive officers and employees for the two years ended March 31, 2018 and March 31, 2017. No compensation consultants or advisors have been engaged since the Corporation’s most recently completed financial year to assist the Board or the Committee in determining compensation for any of the Corporation’s directors or officers.

ADDITIONAL INFORMATION

Indebtedness of Directors and Executive Officers

None of the directors or executive officers of Burcon or any subsidiary thereof, or any associate or affiliate of any of them, is or has been indebted to Burcon or its subsidiaries, or to another entity where any indebtedness is the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by Burcon or any of its subsidiaries.

Interest of Certain Persons in Matters to be Acted Upon

Other than as set forth in this Management Proxy Circular, no person who has been a director or executive officer of Burcon at any time since the beginning of the last fiscal year, nor any individual proposed to be a director or officer of Burcon, nor any associate or affiliate of any of the foregoing, has any material interest, directly or indirectly, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the Meeting, other than the election of directors.

Interest of Informed Persons in Material Transactions

Mr. Allan Yap, Burcon’s Chairman and Chief Executive Officer, was issued the Standby Warrants pursuant to the Rights Offering. The issuance of the Standby Warrants is subject to the approval of the shareholders at the Meeting. See “Approval of Warrants Issued to Allan Yap”.

To the knowledge of Burcon's management, no other insider or nominee for election as a director of Burcon, or any associate or affiliate of any such persons, had any interest in any material transaction during the year ended March 31, 2018, or has any interest in any proposed transaction that has materially affected or would materially affect Burcon or any of its subsidiaries.

Management Contracts

Burcon has a management services agreement with Burcon Group Limited at 1946 West Broadway, Vancouver, British Columbia, V6J 1Z2 pursuant to which Burcon Group Limited provides secretarial and administrative services to Burcon and its wholly-owned subsidiary, Burcon NutraScience (MB) Corp. The Corporation and Burcon Group Limited have also entered into a commercial lease and an equipment lease pursuant to which office space and the use of office equipment, respectively, are leased to Burcon by Burcon Group Limited. Burcon Group Limited charged Burcon $76,819 for these services, office space and equipment rental for the year ended March 31, 2018 (2017 - $81,729). The directors of Burcon Group Limited are Jade Cheng and Dorothy Law of British Columbia. The sole shareholder of Burcon Group Limited is 16329 Yukon Inc., a company whose registered office is located at the offices of MacDonald & Co., Suite 200, Financial Plaza, 204 Lambert Street, Whitehorse, Yukon, Y1A 3T2. 16329 Yukon Inc. is an indirect wholly-owned subsidiary of PT International.

From April 1, 2017 to March 31, 2018, the Corporation provided professional services to Burcon Group Limited which resulted in income to Burcon of $13,188 (2017 - $14,446).

Requesting Documentation

Additional information relating to Burcon can be found on the SEDAR website at www.SEDAR.com. Shareholders may obtain copies of Burcon's financial statements and management's discussion and analysis ("MD&A") by written request to Burcon at 1946 West Broadway, Vancouver, British Columbia, V6J 1Z2, Attn.: Corporate Secretary. Financial information is provided in Burcon's comparative financial statements and MD&A for its most recently completed financial year.

DIRECTORS' APPROVAL

The contents of this Management Proxy Circular and its distribution to shareholders have been approved by the Board of Burcon.

DATED at Vancouver, British Columbia, as of the 19th day of July, 2018.

BY ORDER OF THE BOARD OF DIRECTORS

"Johann F. Tergesen"

Johann F. Tergesen
President and Chief Operating Officer

Schedule "A"

BOARD OF DIRECTORS' MANDATE

“A”

BOARD OF DIRECTORS’ MANDATE

PURPOSE

1.

The Board of Directors (the "Board") of Burcon NutraScience Corporation (the "Corporation") is responsible for the overall stewardship of the Corporation and for managing and supervising the management of the Corporation. The Board shall at all times act in the best interests of the Corporation.

RESPONSIBILTIES

2.

The Board discharges its responsibilities for supervising the management of the business and affairs of the Corporation by delegating the day-to-day management of the Corporation to senior officers. In discharging its responsibility, the Board should, among other things:

(a)

to the extent feasible, satisfy itself as to the integrity of the chief executive officer (the "CEO") and other executive officers and that the CEO and other executive officers create a culture of integrity throughout the organization;

(b)	adopt a strategic planning process and approve, on at least an annual basis, a strategic plan which takes into account, among other things, the opportunities and risks of the Corporation's business;

(c)	ensure that the business of the Corporation is conducted in compliance with applicable laws and regulations;

(d)	identify the principal risks of the Corporation's business, and ensure the implementation of appropriate systems to manage these risks;

(e)	plan for senior management succession, including the appointment, training and monitoring of senior management's performance;

(f)

require senior management to develop and maintain a strategy to communicate effectively with its security holders, investment analysts and the public generally and to accommodate and address feedback from security holders;

(g)	require management to maintain internal control and management information systems and, through Board committees or otherwise, to monitor these systems as it considers fit; and

(h)

through the Corporation's Corporate Governance Committee, develop the Corporation's approach to corporate governance, including developing a set of corporate governance principles and guidelines that are applicable to the Corporation.

ORGANIZATION OF THE BOARD

3.	The organization of the Board shall comply with applicable corporate and securities laws.

4.

Appointments to the Board will be reviewed on an annual basis. The Nominating and Compensation Committee, in consultation with the CEO, is responsible for identifying and recommending new nominees with appropriate skills to the Board.

5.	The Board will report to the shareholders of the Corporation.

6.	The Board may:

(a)

appoint one or more committees of the Board, however designated, and delegate to any such committee any of the powers of the Board, except those which are not permitted under applicable corporate and securities laws;

(b)	appoint a Chairman of the Board and prescribe his or her powers and duties;

(c)	appoint a Lead Director of the Board and prescribe his or her powers and duties;

(d)	appoint a Chief Executive Officer and prescribe his or her powers and duties;

(e)	appoint a President and other officers of the Corporation and prescribe their powers and duties.

MEETINGS, MEETING PREPARATION AND ATTENDANCE

7.	The Board will meet as required, but at least once per quarter.

8.	The independent directors will meet as required, without the non-independent directors and members of management, but at least once per quarter.

9.	In connection with each meeting of the Board and each meeting of a committee of the Board of which a director is a member, each director will:

(a)	review the materials provided to the directors in connection with the meeting and be prepared for the meeting; and

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(b)	attend each meeting, in person or by telephone conference, to the extent practicable.

MANAGEMENT OF BOARD AFFAIRS

10.	The Board will:

(a)	Develop a process for the orientation and education of new members of the Board;

(b)	Support continuing education opportunities for all member of the Board;

(c)	Assess the participation, contributions and effectiveness of the Chairman and individual board members on a biennial basis;

(d)	Monitor the effectiveness of the Board and its committees and the actions of the Board as viewed by the individual directors and senior management;

(e)	Establish the committees of the Board it deems necessary to assist it in the fulfillment of its mandate; and

(f)	Disclose on an annual basis, the mandate, composition of the Board and its committees.

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Schedule "B"

CODE OF BUSINESS ETHICS AND CONDUCT

“B”

CODE OF BUSINESS ETHICS AND CONDUCT

1.        Purpose and Application

Burcon NutraScience Corporation (the "Corporation") is committed to maintaining high standards of integrity and accountability in conducting its business while at the same time seeking to grow its business and value. This code of business ethics and conduct (the "Code") provides a framework of guidelines and principles to govern and encourage ethical and professional behaviour in conducting our business.

This Code applies to all directors, officers and employees of the Corporation and its subsidiaries ("representatives"). The guidelines set out in this Code may be further supplemented by specific corporate, divisional or departmental policies. As with all guidelines or principles, you are expected to use your own judgement and discretion, having regard to these standards, to determine the best course of action for any specific situation. If you are unsure about a particular situation or course of action, please speak to the Chief Executive Officer or Chief Operating Officer of the Corporation.

The Code sets forth such standards as are reasonably designed to deter wrongdoing and to promote: honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; full, fair, accurate, timely, and understandable disclosure in the reports and documents that the Corporation files with, or submits to, securities regulatory authorities and in other public communications made by the Corporation; compliance with applicable governmental laws, rules and regulations; the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and accountability for adherence to the Code.

2.        Conflicts of Interest

It is our policy to ensure the Corporation's best interests are paramount in all of our dealings with customers, suppliers, contractors, competitors, existing and potential business partners and other representatives and are conducted in a manner that avoids any actual or potential conflicts of interest.

In general, a conflict of interest exists where a representative's personal interests interfere with his or her ability to act in the best interests of the Corporation. Conflicts of interests may exist in any situation where your ability to act objectively, or in the best interests of the Corporation, are influenced. These include the receipt of improper personal benefits by you or your family and friends, as a result of your position with the Corporation.

Full and timely disclosure of any actual or potential conflict of interest is very strongly encouraged. Proper disclosure provides an opportunity to obtain advice from the appropriate level of management and to resolve actual or potential conflicts of interests in a timely and effective manner. Employees should promptly disclose to their supervisor any material transaction or relationship that reasonably could be expected to give rise to a potential or actual conflict of interest. Directors and officers shall disclose any potential conflicts of interest in writing to the board of directors for review in accordance with applicable law.

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3.        Protection and Use of the Corporation's Assets and Opportunities

All representatives are responsible for protecting the Corporation's assets from improper use including fraud, theft and misappropriation. It is the Corporation's policy to protect its assets and promote their efficient use for legitimate business purposes. This requires proper documentation (which is timely, accurate and complete) and appropriate use of discretion. Corporation assets should not be wasted through carelessness or neglect nor appropriated for improper personal use. Proper discretion and restraint should always govern the personal use of the Corporation's assets.

4.        Corporate Opportunities

The benefit of any business venture, opportunity or potential opportunity resulting from your employment with the Corporation should not be appropriated for any improper personal advantage. As employees, officers and directors, a duty is owed to the Corporation to advance its legitimate interests when the opportunity to do so arises.

5.        Confidentiality of Corporate Information

Information is a key asset of the Corporation. It is our policy to ensure that the Corporation's proprietary and confidential information, including information that has been entrusted to the Corporation by others, is adequately safeguarded. All confidential information, including information about the Corporation's business, suppliers, intellectual property, opportunities, products, customers, assets and competitors, should be duly protected from advertent or inadvertent disclosure. Confidential information should be marked or identified as being confidential whenever practicable and should be disclosed only when properly authorized or required by law or stock exchange requirements.

6. Fair Dealing with Other People and Organizations

All business dealings undertaken on behalf of the Corporation should be conducted in a manner that preserves our integrity and reputation. It is the Corporation's policy to seek to avoid misrepresentations of material facts, manipulation, concealment, abuse of confidential information or any other illegal practices in dealing with the Corporation's security holders, customers, suppliers, competitors and employees.

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7.        Complying with the Law

The Corporation strives to ensure that its business is conducted in all material respects in accordance with all applicable laws, stock exchange rules and securities regulations. This includes compliance with applicable antitrust/competition, privacy, labour, human rights, environmental and securities laws in all material respects.

Specifically, it is also our policy to seek to comply with all applicable securities laws and regulations to ensure that material information that is not generally available to the public ("inside information") is disclosed in accordance with law. This includes implementation of policies and procedures, as set out in our Insider Trading Policy, to protect against the improper use or disclosure of inside information, including the improper trading of securities while in possession of inside information.

Applicable securities laws require the Corporation to disclose certain information in various reports and documents that the Corporation must file or submit to securities regulatory authorities. In addition, from time to time, the Corporation makes other public communications, such as issuing press releases. The Corporation has a responsibility to provide full, fair, accurate, timely and understandable disclosure in reports and documents filed with or submitted to securities regulatory authorities and in other public communications.

8.        Reporting of Illegal or Unethical Behaviour

The Corporation strives to foster a business environment that promotes integrity and deters unethical or illegal behaviour. It is our responsibility to monitor and to ensure compliance with the guidelines set out in this Code, including compliance in all material respects, with all applicable financial reporting and accounting requirements applicable to the Corporation. Concerns or complaints in this regard may be reported by anonymous submission to the Chair of the Corporate Governance Committee of the Board of Directors in connection with unethical or illegal behaviour, including questionable accounting, internal accounting controls or auditing matters involving the Corporation.

9.        Compliance

It is the role of the Board of Directors to monitor compliance with the Code. Disciplinary measures may be taken against any representative who authorizes, directs, approves or participates in any violation of a provision of this Code. These measures will depend upon the circumstances of the violation and may range from formal sanction or reprimand to dismissal from employment. Consideration will be given to whether or not a violation was intentional, as well as to the level of good faith shown by a representative in reporting the violation or in cooperating with any resulting investigation or corrective action. In addition, persons who violate the law during the course of their employment are subject to criminal and civil penalties, as well as payment of civil damages to the Corporation or third parties.

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A Director or officer who violates this Code may be asked to resign or may not be nominated for re-election.

The terms of this Code are not intended to give rise to civil liability on the part of the Corporation, its directors or officers, shareholders, security holders, customers, suppliers, competitors, employees or other persons, or to any other liability whatsoever.

10.      Currency of Code

This Code of Business Ethics and Conduct was approved by the Board of Directors on October 26, 2005 and amended on February 24, 2011, August 30, 2011 and September 12, 2012. The Board of Directors may amend the Code from time to time.

________________________________________________________________________________________________________________________

I acknowledge that I have read and understand the Code of Business Conduct and Ethics of Burcon NutraScience Corporation and agree to conduct myself in accordance with the Code.

Name: _____________________________________

Signature: _____________________________________

Date: _____________________________________

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